Exhibit 10.1

Execution Version

AGREEMENT OF LEASE
Between
590 MADISON AVENUE, LLC
Landlord
And
TRAVELZOO INC.
Tenant
A portion of the thirty-seventh (37th) Floor
590 Madison Avenue
New York, New York

TABLE OF CONTENTS

DEFINITION	1
ARTICLE 1 DEMISE, PREMISES, TERM, RENT	7
ARTICLE 2 USE AND OCCUPANCY	8
ARTICLE 3 ALTERATIONS	9
ARTICLE 4 REPAIRS-FLOOR LOAD	16
ARTICLE 5 WINDOW CLEANING	17
ARTICLE 6 REQUIREMENTS OF LAW	17
ARTICLE 7 SUBORDINATION, ATTORNMENT AND ESTOPPEL	19
ARTICLE 8 RULES AND REGULATIONS	22
ARTICLE 9 INSURANCE, PROPERTY LOSS OR DAMAGE; REIMBURSEMENT	22
ARTICLE 10 DESTRUCTION-FIRE OR OTHER CAUSE	24
ARTICLE 11 EMINENT DOMAIN	27
ARTICLE 12 ASSIGNMENT, SUBLETTING, MORTGAGE, ETC.	29
ARTICLE 13 ELECTRICITY	40
ARTICLE 14 ACCESS TO PREMISES	42
ARTICLE 15 CERTIFICATE OF OCCUPANCY	44
ARTICLE 16 DEFAULT	44
ARTICLE 17 REMEDIES AND DAMAGES	47
ARTICLE 18 LANDLORD FEES AND EXPENSES	49
ARTICLE 19 NO REPRESENTATIONS BY LANDLORD	49
ARTICLE 20 END OF TERM	49
ARTICLE 21 QUIET ENJOYMENT	50
ARTICLE 22 FAILURE TO GIVE POSSESSION	50
ARTICLE 23 NO WAIVER	51
ARTICLE 24 WAIVER OF TRIAL BY JURY	52
ARTICLE 25 INABILITY TO PERFORM	52
ARTICLE 26 BILLS AND NOTICES	52
ARTICLE 27 ESCALATION	53
ARTICLE 28 SERVICES	60
ARTICLE 29 PARTNERSHIP TENANT	63
ARTICLE 30 VAULT SPACE	64
ARTICLE 31 SECURITY	64
ARTICLE 32 CAPTIONS	66
ARTICLE 33 PARTIES BOUND	67
ARTICLE 34 BROKER	67
ARTICLE 35 INDEMNITY	67
ARTICLE 36 ADJACENT EXCAVATION-SHORING	68
ARTICLE 37 MISCELLANEOUS	68
ARTICLE 38 RENT CONTROL	71

Schedule A-1	Rules and Regulations
Schedule A-2	Alterations Rules and Regulations
Schedule B	Cleaning Specifications
Schedule C	HVAC Specifications
Schedule D	Additional Insureds

i

Exhibit A	Floor Plan
Exhibit B	Intentionally Omitted
Exhibit C	IBM Lease Restrictions
Exhibit D	Intentionally Omitted
Exhibit E	Letter of Credit
Exhibit F	Intentionally Omitted
Exhibit G	Building Approved Contractors
Exhibit H	Certificate of Occupancy

ii

THIS AGREEMENT OF LEASE, made as of the 31st day of January, 2008 between 590 MADISON AVENUE, LLC, as Landlord and TRAVELZOO INC., as Tenant.

W I T N E S S E T H:

WHEREAS, Tenant desires to lease the Premises from Landlord upon the terms and conditions herein contained; and

WHEREAS, Landlord desires to lease the Premises to Tenant upon the terms and conditions herein contained,

NOW, THEREFORE, in consideration of the foregoing recitals, which are incorporated into the operative provisions of this Lease by this reference, the mutual covenants herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, the parties hereto, for themselves, and for their legal representatives, successors and assigns, hereby covenant as follows:

DEFINITIONS

“Additional Rent” or “additional rent” shall mean any amount, charge, fee or expense other than Fixed Rent payable by Tenant to Landlord pursuant to, or in connection with, this Lease.

“Affiliate” shall mean a Person that shall (a) Control, (b) be under the Control of, or (c) be under common Control with the Person in question.

“Alteration Fee” shall have the meaning set forth in Section 3.2.

“Alteration Rules and Regulations” shall mean the rules and regulations annexed hereto as Schedule A-2 and such other or further rules and regulations as Landlord and Landlord’s agents may from time to time adopt on such notice to be given as Landlord may elect.

“Alterations” shall mean alterations, installations, improvements, additions or other physical changes (other than decorations) in or about the Premises.

“Applicable Rate” shall mean the lesser of (a) two (2) percentage points above the then current Base Rate, and (b) the maximum rate permitted by applicable law.

“Assessed Valuation” shall have the meaning set forth in Section 27.1.

“Assignment Proceeds” shall have the meaning set forth in Section 12.8.

“Assignment Statement” shall have the meaning set forth in Section 12.8.

“Bankruptcy Code” shall mean 11 U.S.C. Section 101 et seq., or any Requirement of similar nature and purpose.

“Base Electric Power Capacity” shall have the meaning set forth in Section 13.1.

“Base Operating Year” shall have the meaning set forth in Section 27.1.

“Base Rate” shall mean the rate of interest publicly announced from time to time by JPMorgan Chase, or its successor, as its “prime lending rate” (or such other term as may be used by JPMorgan Chase, from time to time, for the rate presently referred to as its “prime lending rate”).

“Base Tax Amount” shall have the meaning set forth in Section 27.1.

“Broker” shall have the meaning set forth in Article 34.

“Building” shall mean all the buildings, equipment and other improvements and appurtenances of every kind and description now located or hereafter erected, constructed or placed upon the land and any and all alterations, and replacements thereof, additions thereto and substitutions therefor, known by the street address of 590 Madison Avenue, New York, New York.

“Building Systems” shall mean the mechanical, gas, electrical (including risers and equipment), sanitary, heating, air conditioning, ventilating, elevator, plumbing, core lavatories, sprinkler risers, life-safety and other service systems of the Building.

“Business Days” shall mean all days, excluding Saturdays, Sundays and all days observed by either the State of New York or the federal government and by the labor unions servicing the Building as legal holidays.

“Commencement Date” shall have the meaning set forth in Section 1.1.

“Control” or “control” and the corresponding terms “controlling,” “controlled by,” and “under common control with,” as applied to any Person, shall mean ownership of more than fifty percent (50%) of the outstanding voting stock of a corporation or other majority equity and control interest if not a corporation or the possession of power, directly or indirectly to direct or cause the direction of the management and policy of such corporation or other entity, whether through the ownership of voting securities or interests, by statute or according to the provisions of a contract.

“Cost of the Initial Alterations” shall (a) mean only those costs actually incurred by Tenant in connection with the Initial Alterations for (i) the hard costs of installation of fixtures, millwork, improvements and appurtenances constituting the Initial Alterations (or parts thereof) that are attached to the Premises, (ii) the cost of painting, carpeting and wall coverings, and (iii) reasonable and customary soft costs payable to third parties for architectural and engineering fees and expenses, expediter’s fees, designer’s fees, project manager fees or costs in obtaining building or other permits not to exceed twenty percent (20%) of the costs referenced in Clauses (i) and (ii) provided however that Landlord agrees that any construction management fee payable by Tenant in connection with the Initial Alterations shall be considered a hard cost hereunder, and (b) not include movable partitions or cubicles, business or trade fixtures, equipment, furniture, furnishings or other items of Tenant’s Property.

“Current Year” shall have the meaning set forth in Section 27.4.

“Deficiency” shall have the meaning set forth in Section 17.2.

“Electricity Additional Rent” shall have the meaning set forth in Section 13.2.

“Escalation Rent” shall mean, individually or collectively, the Tax Payment and the Operating Payment.

“Event of Default” shall have the meaning set forth in Section 16.1.

“Expiration Date” shall mean the Fixed Expiration Date or such earlier date on which the Term shall end pursuant to any of the terms, conditions or covenants of this Lease or pursuant to applicable Requirements.

“Fixed Expiration Date” shall have the meaning set forth in Section 1.1.

“Fixed Rent” shall have the meaning set forth in Section 1.1.

“Governmental Authority” or “Governmental Authorities” shall mean the singular or collective reference, as appropriate, to the United States of America, the State of New York, the City of New York, any political subdivision of any of them and any agency, department, commission, board, bureau or instrumentality of any of the foregoing, or any quasi-governmental authority, now existing or hereafter created, having jurisdiction over the Real Property or any portion thereof.

“HVAC” shall mean heat, ventilation and air conditioning.

“HVAC Systems” shall mean the Building Systems providing HVAC.

“IBM Lease” shall have the meaning set forth in Section 12.6.

“Indemnitees” shall mean Landlord, the constituent partners comprising Landlord and its and their partners, shareholders, members, officers, directors, employees, agents and contractors, Lessors and Mortgagees.

“Initial Alterations” shall have the meaning set forth in Section 3.4.

“Initial Plans” shall have the meaning set forth in Section 3.4.

“Landlord” shall mean, as of the date hereof, 590 Madison Avenue, LLC, a Delaware limited liability company having an office at 275 East Broad Street, Columbus, Ohio 43215-3771, but thereafter, “Landlord” shall mean only the fee owner of the Real Property or if there shall exist a Superior Lease, the tenant thereunder.

“Landlord’s Contribution” shall have the meaning set forth in Section 3.4.

“Landlord’s Restoration Work” shall have the meaning set forth in Section 10.1.

“Lessor(s)” shall mean a lessor under a Superior Lease.

“Letter of Credit” shall have the meaning set forth in Section 31.1.

“Loading Dock” shall have the meaning set forth in Schedule A-1.

“Long Lead Work” shall mean any item that is not a stock item and must be specially manufactured, fabricated or installed or is of such an unusual, delicate or fragile nature that there is a substantial risk that (a) there will be a delay in its manufacture, fabrication, delivery or installation, or (b) after delivery, such item will need to be reshipped or redelivered or repaired, so that in Landlord’s reasonable judgment the item in question cannot be completed when the standard items are completed even though the item of Long Lead Work in question is (i) ordered together with the other items required, and (ii) installed or performed (after the manufacture or fabrication thereof) in the order and sequence that such Long Lead Work and other items are normally installed or performed in accordance with good construction practice. In addition, “Long Lead Work” shall include any standard item that in accordance with good construction practice should be completed after the completion of any item of work in the nature of the items described in the immediately preceding sentence.

“Mortgage(s)” shall mean any trust indenture or mortgage that may now or hereafter affect the Real Property, the Building or any Superior Lease and the leasehold interest created thereby, and all renewals, extensions, supplements, amendments, modifications, consolidations and replacements thereof or thereto, substitutions therefor, and advances made thereunder.

“Mortgagee(s)” shall mean any trustee, mortgagee or holder of a Mortgage.

“Operating Expenses” shall have the meaning set forth in Section 27.1.

“Operating Payment” shall have the meaning set forth in Section 27.4.

“Operating Statement” shall have the meaning set forth in Section 27.1.

“Operating Year” shall have the meaning set forth in Section 27.1.

“Operation of the Property” shall mean the operation, maintenance, repair, replacement, cleaning, insuring, safety, security and management of the Real Property and the curbs, sidewalks and areas adjacent thereto.

“Overtime Periods” shall have the meaning set forth in Section 28.3.

“Parties” shall have the meaning set forth in Section 37.2.

“Partner” or “partner” shall mean any partner of Tenant, any professional employee of a professional corporation which is a partner comprising Tenant, any shareholder of Tenant if Tenant shall become a professional corporation, or any member of a limited liability company if Tenant shall become a limited liability company.

“Partnership Tenant” shall have the meaning set forth in Article 29.

“Permitted Stock Transfer” shall have the meaning set forth in Section 12.4.

“Permitted Use” shall have the meaning set forth in Section 2.1.

“Person(s) or person(s)” shall mean any natural person or persons, a partnership, a corporation, limited liability company, limited liability partnership, and any other form of business or legal association or entity.

“Premises” shall mean, subject to the provisions of Section 14.4, the portion of the thirty-seventh (37th) floor of the Building as set forth on Exhibit “A”.

“Prevailing Rate” shall have the meaning set forth in Section 12.6.

“Public Utility” shall have the meaning set forth in Section 13.3.

“Real Property” shall mean the Building, together with the plot of land upon which it stands and all appurtenant development rights or so-called “air-rights”.

“Recapture Space” shall have the meaning set forth in Section 12.6.

“Recapture Date” shall have the meaning set forth in Section 12.6.

“Related Entity” shall have the meaning set forth in Section 12.4.

“Rental” shall mean and be deemed to include Fixed Rent, Escalation Rent, all other items of additional rent and all other sums payable by Tenant hereunder.

“Rent Commencement Date” shall mean August 1, 2008.

“Requirements” shall mean all present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes and executive orders, extraordinary as well as ordinary, of all Governmental Authorities now existing or hereafter created, and of any and all of their departments and bureaus, and of any applicable fire rating bureau, or other body exercising similar functions, affecting the Real Property or any portion thereof, or any street, avenue or sidewalk comprising a part of or in front thereof or any vault in or under the same, or requiring removal of any encroachment, or affecting the maintenance, use or occupation of the Real Property or any portion thereof.

“Rules and Regulations” shall mean the rules and regulations annexed hereto as Schedule A-1 and such other and further rules and regulations as Landlord or Landlord’s agents may from time to time adopt on such notice to be given as Landlord may elect and, with respect to material additions or changes to the Rules and Regulations, upon at least thirty (30) days prior written notice to Tenant; all in accordance with the provisions of Article 8 hereof.

“Security Deposit Amount” shall have the meaning set forth in Section 31.3.

“Space Factor” shall mean Ten Thousand Six Hundred Twelve (10,612) rentable square feet as the same may be reduced (but not increased) pursuant to the terms of this Lease.

“Specialty Alterations” shall mean Alterations installed by Tenant in the Premises consisting of kitchens (specifically excluding the existing pantry), executive bathrooms (specifically excluding the existing executive bathrooms), raised computer floors, computer installations (specifically excluding the existing communications room), vaults, libraries, internal staircases, dumbwaiters, pneumatic tubes, vertical and horizontal transportation systems, and other Alterations of a similar character (specifically excluding any and all improvements existing in the Premises on the Commencement Date).

“Sublease Expenses” shall have the meaning set forth in Section 12.7.

“Sublease Profit” shall have the meaning set forth in Section 12.7.

“Sublease Rent” shall have the meaning set forth in Section 12.7.

“Submeter Installation Date” shall have the meaning set forth in Section 13.2.

“Subtenant Construction” shall have the meaning set forth in Section 12.6.

“Superior Lease(s)” shall mean all ground or underlying leases of the Real Property or the Building and all renewals, extensions, supplements, amendments and modifications thereof.

“Superior Lessors” shall mean the landlord under any Superior Lease.

“Taxes” shall have the meaning set forth in Section 27.1.

“Tax Expenses” shall have the meaning set forth in Section 27.1.

“Tax Payment” shall have the meaning set forth in Section 27.2.

“Tax Statement” shall have the meaning set forth in Section 27.1.

“Tax Year” shall have the meaning set forth in Section 27.1.

“Tenant” on the date as of which this Lease is made, shall mean Travelzoo Inc., a Delaware corporation, having an office at 590 Madison Avenue, New York, New York 10022, but thereafter “Tenant” shall mean only the tenant under this Lease at the time in question; provided, however, that the originally named tenant and any assignee of this Lease shall not be released from liability hereunder in the event of any assignment of this Lease.

“Tenant’s Property” shall mean Tenant’s movable fixtures and movable partitions, telephone and other equipment, computers, wiring and cabling related to telephone computer and other equipment, furniture, furnishings, decorations and other items of personal property.

“Tenant’s Share” shall mean 1.14% as the same may be modified pursuant to the terms of this Lease. Landlord and Tenant have agreed, that solely for purposes of calculating Tenant’s Share, the rentable area of the Building is conclusively deemed to be Nine Hundred Twenty-Seven Thousand Six Hundred Sixty-Six (927,666) rentable square feet and the rentable area of the Premises is conclusively deemed to be Ten Thousand Six Hundred Twelve (10,612) rentable square feet.

“Tenant Statement” shall have the meaning set forth in Section 12.6.

“Tenant’s Tax Share” shall mean 1.13% as the same may be modified pursuant to the terms of this Lease. Landlord and Tenant have agreed that solely for purposes of calculating Tenant’s Tax Share, the rentable area of the Building is conclusively deemed to be Nine Hundred Forty Thousand One Hundred Three (940,103) rentable square feet and the rentable area of the Premises is conclusively deemed to be Ten Thousand Six Hundred Twelve (10,612) rentable square feet.

“Tentative Monthly Escalation Charge” shall have the meaning set forth in Section 27.4.

“Term” shall mean a term that shall commence on the Commencement Date and shall expire on the Expiration Date.

“Unavoidable Delays” shall have the meaning set forth in Article 25.

ARTICLE 1

DEMISE, PREMISES, TERM, RENT

Section 1.1.    Landlord hereby leases to Tenant and Tenant hereby hires from Landlord the Premises for the Term to commence on February 1, 2008 (the “Commencement Date”) and to end on January 31, 2014 (the “Fixed Expiration Date”). The annual rent (the “Fixed Rent”) shall be (i) from the Rent Commencement Date through the day immediately preceding the first (1st) anniversary of the Rent Commencement Date, One Million Seven Hundred Fifty Thousand Nine Hundred Eighty U.S. Dollars ($1,750,980.00), payable in twelve (12) equal monthly installments of One Hundred Forty Five Thousand Nine Hundred Fifteen U.S. Dollars ($145,915.00); then (ii) from the first (1st) anniversary of the Rent Commencement Date through the day immediately preceding the second (2nd) anniversary of the Rent Commencement Date, One Million Seven Hundred Eighty Seven Thousand Sixty and 80/100 U.S. Dollars ($1,787,060.80), payable in twelve (12) equal monthly installments of One Hundred Forty Eight Thousand Nine Hundred Twenty One and 73/100 U.S. Dollars ($148,921.73); then (iii) from the second (2nd) anniversary of the Rent Commencement Date through and including the day immediately preceding the third (3rd) anniversary of the Rent Commencement Date, One Million Eight Hundred Twenty Three Thousand One Hundred Forty One and 60/100 U.S. Dollars ($1,823,141.60), payable in twelve (12) equal monthly installments of One Hundred Fifty One Thousand Nine Hundred Twenty Eight and 46/100 U.S. Dollars ($151,928.46); then (iv) from the third (3rd) anniversary of the Rent Commencement Date through the day immediately preceding the fourth (4th) anniversary of the Rent Commencement Date, One Million Eight Hundred Fifty Nine Thousand Two Hundred Twenty Two and 40/100 U.S. Dollars ($1,859,222.40), payable in twelve (12) equal monthly installments of One Hundred Fifty Four Thousand Nine Hundred Thirty Five and 20/100 U.S. Dollars ($154,935.20); then (v) from the fourth (4th) anniversary of the Rent Commencement Date through the day immediately preceding the fifth (5th) anniversary of the Rent Commencement Date, One Million Eight

Hundred Ninety Five Thousand Three Hundred Three and 20/100 U.S. Dollars ($1,895,303.20), payable in twelve (12) equal monthly installments of One Hundred Fifty Seven Thousand Nine Hundred Forty One and 93/100 U.S. Dollars ($157,941.93); and then (vi) from the fifth anniversary of the Rent Commencement Date through the Fixed Expiration Date, unless sooner terminated pursuant to the terms of this Lease, One Million Nine Hundred Thirty One Thousand Three Hundred Eighty Four U.S. Dollars ($1,931,384.00), payable in twelve (12) equal monthly installments of One Hundred Sixty Thousand Nine Hundred Forty Eight and 66/100 U.S. Dollars ($160,948.66), which Tenant agrees to pay in lawful money of the United States in advance, on the first (1st) day of each calendar month during the Term, at the office of Landlord or such other place as Landlord may designate by at least thirty (30) days prior written notice to Tenant, without any set-off, offset, abatement or deduction whatsoever, except that Tenant shall pay the first full monthly installment on the execution hereof. Upon at least thirty (30) days prior written notice to Tenant from Landlord, Fixed Rent shall be payable when due by wire transfer of federal funds to an account designated in writing by Landlord.

Section 1.2.    This Article 1 constitutes an express provision as to the time at which Landlord shall deliver possession of the Premises to Tenant, and Tenant hereby waives any rights to rescind this Lease that Tenant might otherwise have pursuant to Section 223-a of the Real Property Law of the State of New York or any other Requirement of similar import.

ARTICLE 2

USE AND OCCUPANCY

Section 2.1.    Tenant shall use and occupy the Premises as general business and executive offices and uses incidental thereto, including, without limitation, a communications room and a pantry area (collectively, the “Permitted Use”), and for no other purpose. As part of the Permitted Use, Tenant's employees may film video clips in the Premises to be broadcast only on Tenant's own website. Tenant may not use the Premises as a general studio facility for production of films to be sold to third parties.

Section 2.2.    (a)        Tenant shall not use the Premises or any part thereof, or permit the Premises or any part thereof to be used, (i) for the business of photographic, multilith or multigraph reproductions or offset printing, except in connection with, either directly or indirectly, Tenant’s own business and/or activities, (ii) for a banking, trust company, depository, guarantee or safe deposit business, (iii) as a savings bank, a savings and loan association, or as a loan company, (iv) for the sale of travelers checks, money orders, drafts, foreign exchange or letters of credit or for the receipt of money for transmission, (v) as a stockbroker’s or dealer’s office or for the underwriting or sale of securities, (vi) by the United States government, the City or State of New York, any foreign government, the United Nations or any agency or department of any of the foregoing or any other Person having sovereign or diplomatic immunity, (vii) as a restaurant or bar or for the sale of confectionery, soda or other beverages, sandwiches, ice cream or baked goods or for the preparation, dispensing or consumption of food or beverages in any manner whatsoever, except for consumption by Tenant’s officers, employees and business guests, (viii) as an employment agency, executive search firm or similar enterprise, labor union, school, or vocational training center (except for the training of employees of Tenant intended to be employed at the Premises), (ix) as a barber shop or beauty salon, or (x) as an “Executive Office Suite Business” or “desk sharing” service business.

(b)       In connection with, and incidental to, Tenant’s use of the Premises for general business and executive offices as provided in this Article 2, Tenant, at its sole cost and expense and upon compliance with all applicable Requirements, may utilize the existing “dwyer” or similar unit in the Premises or, at Tenant’s sole election, install a new “dwyer” or similar unit in the Premises, for the purpose of warming food for the officers, employees and business guests of Tenant (but not for use as a public restaurant), provided that Tenant shall obtain all permits required by any Governmental Authorities for the operation thereof and such installation shall comply with the provisions of this Lease, including Article 3. Landlord represents that on the Commencement Date all existing pantry equipment in the Premises shall be in good working order and condition. Tenant may also install, at its sole cost and expense and subject to and in compliance with the provisions of Articles 3 and 4, vending machines for the exclusive use of the officers, employees and business guests of Tenant, each of which vending machines (if it dispenses any beverages or other liquids or refrigerates) shall have a waterproof pan located thereunder that is connected to a drain.

Section 2.3.    Tenant represents, warrants and covenants to Landlord that it does not derive, and during the course of this Lease will not derive, fifty percent (50%) or more of its annual gross revenues from developing, manufacturing, selling, installing, servicing, leasing or integrating of computers, peripherals, memory systems, modems, semiconductor technology or network systems for integrating the operations of computing and systems software for operating computers.

ARTICLE 3

ALTERATIONS

Section 3.1.    (a)        Except as provided in Section 3.4 and Section 3.6, Tenant shall not make any Alterations without Landlord’s prior written consent. Landlord shall not unreasonably withhold, delay or condition its consent to any proposed nonstructural Alterations, provided that such Alterations; (i) are not visible from the outside of the Building, (ii) do not affect any part of the Building other than the Premises or require any alterations, installations, improvements, additions or other physical changes to be performed in or made to any portion of the Building or the Real Property other than the Premises, (iii) do not affect any service required to be furnished by Landlord to Tenant or to any other tenant or occupant of the Building, (iv) do not affect the proper functioning of any Building System, (v) are not reasonably likely to reduce the value or utility of the Building, (vi) do not affect the certificate of occupancy for the Building or the Premises, (vii) are not Specialty Alterations, and (viii) do not require the consent or approval of any third party, including any Mortgagee or Lessor. Landlord shall not be deemed to be unreasonable with respect to withholding its consent to any proposed nonstructural Alteration that meets the criteria set forth in this Section 3.1(a) if any Lessor or Mortgagee, as the case may be, shall withhold its consent.

(b)       (i)        Prior to making any Alterations, Tenant shall (1) submit to Landlord detailed plans and specifications (including layout, architectural, mechanical and structural drawings) for each proposed Alteration and shall not commence any such Alteration without first obtaining Landlord’s approval of such plans and specifications, which, in the case of nonstructural Alterations that meet the criteria set forth in Section 3.1(a), shall not be unreasonably withheld, delayed or conditioned, (2) at Tenant’s expense, obtain all permits, approvals and certificates required by any Governmental Authorities, it being agreed that all filings with Governmental Authorities to obtain such permits, approvals and certificates shall be made, at Tenant’s reasonable expense, by an expediter designated or approved by Landlord, and (3) furnish to Landlord duplicate original policies or certificates thereof of worker’s compensation (covering all Persons to be employed by Tenant, and Tenant’s contractors and subcontractors in connection with such Alteration) and commercial general liability (including property damage coverage) insurance in such form, with such companies, for such periods and in such amounts as Landlord may reasonably approve, naming Landlord and its agents, any Lessor and any Mortgagee of whom Tenant has notice, as additional insureds. Upon completion of such Alteration, Tenant, at Tenant’s expense, shall obtain certificates of final approval of such Alteration required by any Governmental Authority and shall furnish Landlord with copies thereof, together with the “as-built” plans and specifications for such Alterations, it being agreed that all filings with Governmental Authorities to obtain such permits, approvals and certificates shall be made, at Tenant’s reasonable expense, by an expediter designated or approved by Landlord. All Alterations shall be made and performed substantially in accordance with the plans and specifications therefor as approved by Landlord, all Requirements, the Rules and Regulations and the Alteration Rules and Regulations. All materials and equipment to be incorporated in the Premises as a result of any Alterations or a part thereof shall be first quality and no such materials or equipment shall be subject to any lien, encumbrance, chattel mortgage or title retention or security agreement. If as a result of any Alterations performed by Tenant, including the Initial Alterations, any alterations, installations, improvements, additions or other physical changes are required to be performed or made to any portion of the Building or the Real Property other than the Premises in order to comply with any Requirement(s), which alterations, installations, improvements, additions or other physical changes would not otherwise have had to be performed or made pursuant to applicable Requirement(s) at such time, Landlord, at Tenant’s reasonable cost and expense, may perform or make such alterations, installations, improvements, additions or other physical changes and take such actions as Landlord shall deem reasonably necessary and Tenant, within ten (10) Business Days after written demand therefor (accompanied by detailed evidence) by Landlord, shall provide Landlord with such security in such form as Landlord shall reasonably require, in an amount equal to one hundred percent (100%) of the cost of such alterations, installations, improvements, additions or other physical changes, as reasonably estimated by Landlord’s architect, engineer or contractor. All Alteration(s) requiring the consent of Landlord shall be performed only under the supervision of an independent licensed architect approved by Landlord, which approval shall not be unreasonably withheld, delayed or conditioned. Landlord hereby approves TPG Planning & Design, LLC, 360 Park Avenue, NY, NY 10010, as Tenant’s architect in connection with Tenant’s Initial Alterations.

(ii)       Landlord reserves the right to disapprove any plans and specifications in part, to reserve approval of items shown thereon pending its review and approval of other plans and specifications, and to condition its approval upon Tenant making revisions to the plans and specifications or supplying additional information. Any review or approval by Landlord of any plans and/or specifications or any preparation or design of any plans by Landlord’s architect or engineer (or any architect or engineer designated by Landlord) with respect to any Alteration is solely for Landlord’s benefit, and without any representation or warranty whatsoever to Tenant or any other Person with respect to the compliance thereof with any Requirements, the adequacy, correctness or efficiency thereof or otherwise.

(iii)      Landlord shall approve or disapprove (1) Tenant’s final plans and specifications for any Alteration within ten (10) Business Days from the date complete sets of the same complying with the Alteration Rules and Regulations and other applicable provisions of this Lease are delivered to Landlord, or (2) modifications to plans and specifications resubmitted to Landlord in response to Landlord’s prior comments or disapproval within five (5) Business Days from the date complete sets of the same complying with the Alteration Rules and Regulations and other applicable provisions of this Lease are delivered to Landlord (provided, in each instance, that the submission shall be of a scope or scale reasonably susceptible of review in such periods). If Landlord shall fail to respond within the applicable ten (10) Business Day period or five (5) Business Day Period (unless the submission is of a scope or scale not reasonably susceptible of review in such periods, in which case Landlord shall have a reasonable additional time to complete its review), then, Landlord shall not be in default of its obligations under this Section 3.1(b)(iii) unless and until Tenant shall have given a notice to Landlord of Landlord’s failure to so notify Tenant within the applicable period, which notice shall prominently include in bold type the following:

“THIS IS A SECOND REQUEST FOR CONSENT TO A PROPOSED ALTERATION. LANDLORD’S RESPONSE IS REQUIRED TO BE GIVEN NOT LATER THAN (A) SEVEN (7) BUSINESS DAYS AFTER RECEIPT BY LANDLORD OF THIS SECOND REQUEST, IF THIS SECOND REQUEST RELATES TO A SUBMISSION OF A FULL SET OF PLANS AND SPECIFICATIONS OR (B) FIVE (5) BUSINESS DAYS AFTER RECEIPT BY LANDLORD OF THIS SECOND REQUEST, IF THIS SECOND REQUEST RELATES TO MODIFICATIONS TO PLANS AND SPECIFICATIONS PREVIOUSLY SUBMITTED TO LANDLORD, OR, IN EITHER SUCH CASE, LANDLORD’S CONSENT TO THE PROPOSED ALTERATION SHALL BE DEEMED GIVEN.”

If Landlord shall fail to so notify Tenant within a further period of seven (7) Business Days or five (5) Business Days, as applicable, after receipt of such second notice by Landlord, in which event Tenant’s sole remedy for Landlord’s default under this Section 3.1(b)(iii) shall be that the Alteration with respect to which Landlord’s consent is sought shall be deemed consented to; provided further, however, that if Landlord shall fail to so notify Tenant within any prescribed periods by reason of Unavoidable Delays or delays resulting from the action or inaction of Tenant or its agents, employees or contractors, then the periods within which Landlord must so notify Tenant shall be automatically extended for the period that such failure continues beyond such periods by reason of such Unavoidable Delays or such other delay.

(c)       Tenant shall be permitted to perform Alterations and Specialty Alterations during the hours of 8:00 A.M. to 6:00 P.M. on Business Days, provided that such work shall not interfere with or interrupt the operation and maintenance of the Building (to more than a de minimis extent) or unreasonably interfere with or interrupt the use and occupancy of the Building by other tenants in the Building. Otherwise, Alterations and Specialty Alterations shall be performed at such times and in such manner as Landlord may from time to time reasonably designate.

(d)       (i)        All Alterations and Specialty Alterations shall be performed, at Tenant’s sole cost and expense, by either (to be determined by Tenant in its sole election) Landlord’s contractor(s) or by contractors, subcontractors or mechanics approved by Landlord (such approval not to be unreasonably withheld, delayed or conditioned). Prior to making an Alteration or Specialty Alteration, within five (5) Business Days after Tenant’s request, Landlord shall furnish Tenant with a list of contractors who may perform Alterations or Specialty Alterations to the Premises on behalf of Tenant. If Tenant engages any contractor set forth on the list, Tenant shall not be required to obtain Landlord’s consent for such contractor unless, prior to the earlier of (a) entering into a contract with such contractor, and (b) the commencement of work by such contractor, Landlord shall notify Tenant that such contractor has been removed from the list.

(ii)       Notwithstanding the foregoing, with respect to any Alteration or Specialty Alteration affecting any Building System, (i) Tenant shall select a contractor from a list of approved contractors furnished by Landlord to Tenant (containing at least three (3) contractors) and (ii) the Alteration or Specialty Alteration shall, at Tenant’s cost and expense, be designed or approved by Landlord’s engineer for the relevant Building System. The current list of Building approved contractors is set forth on Exhibit G.

(e)       Any mechanic’s lien filed against the Premises or the Real Property for work claimed to have been done for, or materials claimed to have been furnished to, Tenant shall be discharged or fully bonded by Tenant within thirty (30) days after Tenant shall have received notice thereof (or such shorter period if required by the terms of any Superior Lease or Mortgage), at Tenant’s expense, by payment or filing the bond required by applicable law. Tenant shall not, at any time prior to or during the Term, directly or indirectly employ, or permit the employment of, any contractor, mechanic or laborer in the Premises, whether in connection with any Alteration, Specialty Alteration, or otherwise, if such employment would interfere or cause any conflict with other contractors, mechanics or laborers engaged in the construction, maintenance or operation of the Building by Landlord, Tenant or others. In the event of any such interference or conflict, Tenant, upon demand of Landlord, shall cause all contractors, mechanics or laborers causing such interference or conflict to leave the Building immediately.

(f)        All Tenant’s Property and Specialty Alterations installed by Tenant in and to the Premises that may be made by Tenant at its own cost and expense during the Term, shall remain the property of Tenant, except as set forth below. All Alterations and Specialty Alterations (as required by this Paragraph) installed by Tenant shall become the property of Landlord. Upon the Expiration Date, all Tenant’s Property and Specialty Alterations that Tenant is required to remove shall be removed from the Premises and Tenant shall repair and restore in a good and worker-like manner to good condition any damage to the Premises or the Building caused by such removal. Notwithstanding anything to the contrary contained in this Lease, Tenant shall not be required to remove any Specialty Alterations unless (i) the same are not customary office installations and are materially more expensive to remove than customary office installations, and (ii) Landlord, at the time it approves such Specialty Alterations, notifies Tenant that Tenant will be required to remove the same upon the expiration or sooner termination of this Lease.

Section 3.2.    Tenant shall pay to Landlord or to Landlord’s agent, from time to time during the performance of any Alterations or Specialty Alterations, within ten (10) days after demand therefor (together with detailed evidence thereof), as additional rent, all actual, third party, out-of-pocket costs and expenses incurred by Landlord or Landlord’s agent in connection with any Alterations or Specialty Alterations, including any fee charged by any Lessor or Mortgagee in reviewing the Plans and Specifications for such Alterations or Specialty Alterations (the “Alteration Fee”); provided that Landlord shall not be entitled to charge a fee for supervision of construction work performed by Tenant as part of its Initial Alterations.

Section 3.3.    Upon the request of Tenant, Landlord, at Tenant’s cost and expense, shall join in any applications for any permits, approvals or certificates required to be obtained by Tenant in connection with any permitted Alteration (provided that the provisions of the applicable Requirement shall require that Landlord join in such application) and shall otherwise cooperate with Tenant in connection therewith, provided that Landlord shall not be obligated to incur any cost or expense, including attorneys’ fees and disbursements, or suffer any liability in connection therewith.

Section 3.4     (a)        Tenant shall, with reasonable promptness following the execution and delivery of this Lease, prepare and submit to Landlord, for Landlord’s review and consent, subject to and in accordance with the other provisions of this Article 3, plans and specifications showing the proposed renovation of the Premises as desired by Tenant and as shall be necessary to renovate, equip and complete the Premises for the lawful use and occupancy thereof for the conduct of Tenant’s business (the “Initial Alterations”). The plans and specifications for the Initial Alterations as finally consented to (or deemed consented to) by Landlord, are herein referred to as the “Initial Plans”.

(b)       The Initial Alterations shall be performed substantially in accordance with, and subject to, all of the terms and conditions of this Lease, including those set forth elsewhere in this Article 3. Upon receipt by Tenant of the consent (or the deemed consent) of Landlord to the Initial Alterations, Tenant shall proceed to cause the Initial Alterations, substantially as shown on the Initial Plans, to be completed at Tenant’s sole cost and expense, except as otherwise described in this Section 3.4.

(c)       In addition to the requirements of Section 3.1, within ninety (90) days after substantial completion of the Initial Alterations, Tenant shall, to the extent not previously delivered to Landlord, deliver to Landlord (i) copies of paid receipts therefor certified by an officer of Tenant, (ii) general releases and waivers of lien from all consultants, contractors, subcontractors and materialmen involved in the performance of the Initial Alterations and who shall have performed work and/or furnished materials for a price in excess of Ten Thousand U.S. Dollars ($10,000.00) in the aggregate, (iii) a certificate from Tenant’s architect certifying that the Initial Alterations have been completed in accordance with all applicable Requirements and substantially in accordance with the Initial Plans previously approved by Landlord, and (iv) drawings and specifications of the Premises reflecting the renovation consistent with the other terms of this Lease.

(d)       Notwithstanding the foregoing, but in all events subject to Tenant’s obligation to keep the Premises and the Building free of liens, Tenant shall not be required to deliver to Landlord any general release or waiver of lien, as required by the preceding sentence, if Tenant shall be disputing in good faith the payment that would otherwise entitle Tenant to such release or waiver, provided that Tenant shall keep Landlord advised in a timely fashion of the status of any such dispute and the basis therefor and Tenant shall deliver to Landlord the general release or waiver of lien when any such dispute is settled and prior to the disbursement of funds to the party or parties in question. Without limiting the generality of any other provision of this Lease, (1) Tenant shall, at Tenant’s sole cost and expense, and with diligence and dispatch, procure the cancellation or discharge of all notes and notices of violation relating to, or in any manner arising out of or otherwise connected with the Initial Alterations that shall be issued by the New York City Department of Buildings or any other Governmental Authority, and (2) Tenant shall defend, indemnify and save harmless Landlord, its agents, any Mortgagee and any Lessor against any and all mechanic’s and other liens filed in connection with the Initial Alterations, including the liens of any security interest in, conditional sales of, or chattel mortgages upon, any materials, fixtures or articles so installed in and constituting part of the Premises and against all costs, expense, liabilities incurred in connection with any such lien, security interest, conditional sale or chattel mortgage or any action or proceeding brought thereon, and Tenant shall, at its sole cost and expense, procure the satisfaction or discharge or bonding of all such liens within thirty (30) days after Tenant’s first receives notice of the filing thereof.

(e)       Provided Tenant is not then in default in the payment of any monetary obligation or in the performance or observance of any material non-monetary obligation of this Lease to be performed or observed on the part of Tenant of which Tenant has been given written notice by Landlord (unless Tenant is then diligently working to cure the same in which case the date on which Tenant may request a draw under this Section 3.4, if at all, shall be tolled until the earlier of (i) the date on which Tenant effectuates the cure of the same, (in which case Tenant shall be entitled to request a draw within five (5) days after such cure) or (ii) the day after the last day of the cure period applicable to such default (in which case Tenant's right to request any Landlord Contribution pursuant to this Section 3.4 shall automatically terminate and be of not further force and effect), Landlord shall pay to Tenant, in connection with Tenant’s performance of the Initial Alterations in the manner provided for in Sections 3.4(f) and (g), the sum of Two Hundred Sixty-Five Thousand Three Hundred U.S. Dollars ($265,300.00) (“Landlord’s Contribution”). Anything in this Section 3.4(e) to the contrary notwithstanding, Landlord’s Contribution may be applied by Tenant only to the Cost of the Initial Alterations. Landlord and Tenant acknowledge that Landlord shall have the sole benefit of depreciation with respect to alterations performed using Landlord’s Contribution.

(f)        Tenant may request draws of the Landlord’s Contribution for payment or reimbursement of the Cost of the Initial Alterations from time to time, but not more often than once each calendar month. Such requests shall only be with respect to work for which Tenant has not theretofore been paid or reimbursed by Landlord. Each such request shall be accompanied by (i) evidence reasonably satisfactory to Landlord establishing that all sums due and owing to contractors, subcontractors and materialmen that were the subject of a prior draw have been paid, (ii) an application for payment on a completed AIA Document G702 or its equivalent, (iii) copies of the invoices from the contractors, subcontractors and materialmen for the amounts for which payment or reimbursement is being requested, (iv) a certificate from the architect or engineer employed by Tenant to supervise the construction and performance of the

Initial Alterations certifying that the work for which payment or reimbursement is requested has been completed in a good and workerlike manner and substantially in accordance with the Initial Plans previously approved by Landlord and all applicable Requirements and identifying the work for which payment or reimbursement is requested, and (v) a certification by an authorized officer of Tenant that to Tenant’s best knowledge, there has not been filed with respect to any portion of the Building and/or the Premises or upon Tenant’s leasehold interest therein, any vendor’s, mechanic’s, laborer’s, materialmen’s or other lien with respect to the Initial Alterations that has not been discharged of record.

(g)       Provided that Tenant is not then in default in the payment of any monetary obligation or in the performance or observance of any material non-monetary obligation of this Lease to be performed or observed on the part of Tenant of which Tenant has been given written notice by Landlord (unless Tenant is then diligently working to cure the same in which case the date on which Tenant may request a draw under this Section 3.4, if at all, shall be tolled until the earlier of (i) the date on which Tenant effectuates the cure of the same, (in which case Tenant shall be entitled to request a draw within five (5) days after such cure) or (ii) the day after the last day of the cure period applicable to such default (in which case Tenant's right to request any Landlord Contribution pursuant to this Section 3.4 shall automatically terminate and be of not further force and effect)), within twenty (20) Business Days after receipt of each such request and all applicable accompanying documentation, Landlord shall pay or reimburse to Tenant (y) the amounts set forth in the approved invoice or invoices, except (1) to the extent that Landlord asserts that Tenant’s approval of the invoice as due and owing is not true and Tenant shall not produce evidence to the contrary reasonably acceptable to Landlord, or (2) if the amount requested, together with all amounts previously paid by Landlord, is in excess of the limitation on the aggregate amount required to be paid or reimbursed by Landlord to Tenant, and (z) with respect to the final payment, the balance of the Landlord’s Contribution.

(h)       The right to receive reimbursement for the Cost of the Initial Alterations, as provided in this Section 3.4, shall be for the exclusive benefit of Tenant, it being the express intent of the parties hereto that in no event shall such right be conferred upon, or for the benefit of, any third party, including any contractor, subcontractor, materialman, laborer, architect, engineer, attorney or any other Person.

Section 3.5     During the construction of the Initial Alterations, subject to (a) applicable Requirements, (b) the rights of other tenants or occupants of the Building (including third parties who may have previously reserved the use of elevators, loading docks or other portions of the Building, which will be reserved on a “first come, first served” basis), and (c) reasonable security measures employed by Landlord, Tenant and Tenant’s contractors and subcontractors engaged to perform such Initial Alterations shall have access to the Building’s loading docks, freight elevators, and hoists (if any) during the hours in which construction is permitted pursuant to this Lease.

Section 3.6     Notwithstanding anything to the contrary contained in this Article 3, after the completion of the Initial Alterations, Tenant shall be permitted to perform purely cosmetic or decorative alterations to the Premises (such as painting, wallpapering and carpeting) that do not in any way affect the structure or systems of the Building, without submitting to Landlord plans and specifications for such decorative or cosmetic work and without Landlord’s consent, provided that Tenant provides to Landlord in writing, at least five (5) Business Days prior to the commencement of such work, (a) a detailed description of such work, (b) the time frame for performance of such work, (c) the identity of the contractors performing such work, and (d) such other information regarding such work as Landlord may reasonably require, taking into account all applicable facts and circumstances. All terms and provisions of this Lease applicable to the performance of Alterations shall apply to such work other than: (i) the requirements to provide plans and specifications, (ii) the Alteration Fee, and (iii) the requirement for Landlord’s consent.

ARTICLE 4

REPAIRS-FLOOR LOAD

Section 4.1.    Landlord shall operate, maintain and make all necessary repairs (both structural and nonstructural) and replacements to (a) the Building Systems that provide service to the Premises (including the perimeter induction units in the Premises and the sprinkler riser to the point of distribution to the Premises, and specifically excluding the distribution portions of such Building Systems located within the Premises), (b) the exterior and public portions of the Building, both exterior and interior (including the roof, roof membrane, windows, stairwells, foundation and support structure of the Building), and (c) the walls, foundation, and structural support columns running through the Premises, all in conformance with standards applicable to first-class office buildings in Manhattan. Tenant, at Tenant’s sole cost and expense, shall take good care of the Premises and the fixtures, equipment and appurtenances therein, including all toilets and bathrooms if any, within the Premises, and the distribution systems and shall make all nonstructural repairs thereto as and when needed to preserve them in good working order and condition, except for reasonable wear and tear, obsolescence and damage for which Tenant is not responsible pursuant to the provisions of Article 10. Notwithstanding the foregoing, all damage or injury to the Premises or to any other part of the Building and Building Systems, or to the Building’s fixtures, equipment and appurtenances, whether requiring structural or nonstructural repairs, caused by or resulting from carelessness, omission, neglect or improper conduct of, or Alterations made by, Tenant, Tenant’s agents, employees, invitees or licensees, shall be repaired at Tenant’s sole cost and expense, by Tenant to the reasonable satisfaction of Landlord (if the required repairs are nonstructural in nature and do not affect any Building System), or by Landlord (if the required repairs are structural in nature or affect any Building System). All of the aforesaid repairs shall be of first quality and of a class consistent with first class office building work or construction and shall be made in accordance with the provisions of Article 3. If Tenant fails, after ten (10) days’ notice (or such shorter period as Landlord may be permitted pursuant to any Superior Lease or Mortgage or such shorter period as may be required due to an emergency), to proceed with due diligence to make repairs required to be made by Tenant, the same may be made by Landlord at the expense of Tenant, and the actual out-of-pocket expenses thereof incurred by Landlord, with interest thereon at the Applicable Rate, shall be paid to Landlord as Additional Rent within ten (10) Business Days after rendition of a detailed bill or statement therefor. Tenant shall give Landlord prompt notice of any defective condition in the Building or in any Building System, located in, servicing, or passing through, the Premises.

Section 4.2.    Tenant shall not place a load upon any floor of the Premises exceeding fifty (50) pounds per square foot “live load”. Tenant shall not move any safe, heavy machinery, heavy equipment, business machines, freight, bulky matter or fixtures into or out of the Building without Landlord’s prior consent, which consent shall not be unreasonably withheld, delayed or conditioned and shall make payment to Landlord of Landlord’s commercially reasonable out-of-pocket third party costs in connection therewith. If such safe, machinery, equipment, freight, bulky matter or fixtures requires special handling, Tenant shall employ only persons holding a Master Rigger’s license to do such work. All work in connection therewith shall comply with all Requirements and the Rules and Regulations, and shall be done during such hours as Landlord may reasonably designate. Business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient in Landlord’s reasonable judgment to absorb and prevent vibration, noise and annoyance. Except as expressly provided in this Lease, there shall be no allowance to Tenant for a diminution of rental value and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant or others making, or failing to make, any repairs, alterations, additions or improvements in or to any portion of the Building or the Premises, or in or to fixtures, appurtenances or equipment thereof.

Section 4.3.    Landlord shall use its reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises in making any repairs, replacements, alterations, additions or improvements; provided, however, that Landlord shall have no obligation to employ contractors or labor at so-called overtime or other premium pay rates or to incur any other overtime costs or expenses whatsoever, except that Landlord, at its expense, but subject nevertheless to recoupment pursuant to Article 27, shall employ contractors or labor at so-called overtime or other premium pay rates if necessary to make any repair required to be made by it hereunder to remedy any condition that either (a) results in a denial of access to the Premises (other than to a de minimis extent), (b) threatens the health or safety of any occupant of the Premises, or (c) except in the case of a fire or other casualty, interferes (other than to a de minimis extent) with Tenant’s ability to conduct its business in the Premises. In all other cases, at Tenant’s request, Landlord shall employ contractors or labor at so-called overtime or other premium pay rates and incur any other overtime costs or expenses in making any repairs, alterations, additions or improvements, and Tenant shall pay to Landlord, as additional rent, within ten (10) days after demand, an amount equal to the difference between the overtime or other premium pay rates and the regular pay rates for such labor and any other overtime costs or expenses so incurred.

ARTICLE 5

WINDOW CLEANING

Tenant shall not clean, nor require, permit, suffer or allow, any window in the Premises to be cleaned from the outside in violation of Section 202 of the New York Labor Law, or any other Requirement, or of the rules of the Board of Standards and Appeals, or of any other board or body having or asserting jurisdiction.

ARTICLE 6

REQUIREMENTS OF LAW

Section 6.1.    (a)        Tenant, at Tenant’s sole cost and expense, shall comply with all Requirements applicable to the use and occupancy of the Premises including those applicable to the making of any Alterations therein or the result of the making thereof and those applicable by reason of the nature or type of business operated by Tenant in the Premises except that (other than with respect to the making of Alterations or the result of the making thereof) Tenant shall not be under any obligation to make any alteration in order to comply with any Requirement applicable to the mere general “office” use or the Permitted Use (as opposed to Tenant’s particular manner of use) of the Premises, unless otherwise expressly required herein. Tenant shall not do or permit to be done any act or thing upon the Premises that (i) will invalidate or be in conflict with a standard “all-risk” insurance policy, and (ii) is not now or hereafter permitted by the New York City Fire Department, New York Board of Fire Underwriters, the Insurance Services Office or other authority having jurisdiction and then only in such quantity and manner so as not to increase the rate for fire insurance applicable to the Building. Further, Tenant shall not do or permit the Premises to be used in a manner (as opposed to mere “general office” use or the Permitted Use) that shall increase the rate of fire insurance on the Building or on property located therein over that in similar type buildings or in effect on the Commencement Date. Landlord represents that the mere use of the Premises for the Permitted Use (as opposed to Tenant’s particular manner of use) (y) shall not invalidate (or be in conflict with) any insurance policy carried by Landlord, and (z) shall not cause an increase in the premium of such insurance policy carried by Landlord. If by reason of Tenant’s failure to comply with the provisions of this Article, the fire insurance rate shall be higher than it otherwise would be, then Tenant shall desist from doing or permitting to be done any such act or thing and shall reimburse Landlord, promptly upon demand therefor and as additional rent hereunder, for that part of all fire insurance premiums thereafter paid by Landlord that shall have been charged because of such failure by Tenant (which amount shall be apportioned equitably among Tenant and such other tenants in the Building that have caused (or contributed to) an increase in Landlord’s fire insurance premiums. In any action or proceeding wherein Landlord and Tenant are parties, a schedule or “make up” of rates for the Building or the Premises issued by the Insurance Services Office, or other body fixing such fire insurance rates, shall be conclusive evidence of the facts therein stated and of the several items and charges in the fire insurance rates then applicable to the Building.

(b)       Landlord, at Landlord’s sole cost and expense (but subject nevertheless to recoupment as provided in Article 27) shall comply with all Requirements applicable to the Premises and the Building that affect Tenant’s use or occupancy of the Premises other than those Requirements with respect to which Tenant is expressly required to comply in this Lease or other tenants or occupants of the Building shall be required to comply, subject to Landlord’s right to contest the applicability or legality thereof.

Section 6.2.    Tenant, at its sole cost and expense and after notice to Landlord, may contest by appropriate proceedings prosecuted diligently and in good faith, the legality or applicability of any Requirement affecting the Premises, provided that (a) Landlord (or any Indemnitee) shall not be susceptible of being subject to imprisonment or susceptible of being subject to prosecution for a crime, nor shall the Real Property or any part thereof be subject to being condemned or vacated, nor shall the certificate of occupancy for the Premises or the Building be suspended or threatened to be suspended by reason of non-compliance or by reason of such contest; (b) before the commencement of such contest, if Landlord or any Indemnitee may be subject to any civil fines or penalties or other criminal penalties or if Landlord may be liable to any independent third party as a result of such noncompliance, Tenant shall furnish to

Landlord security reasonably satisfactory in all respects to Landlord; (c) such non-compliance or contest shall not constitute or result in a violation (either with the giving of notice or the passage of time or both) of the terms of any Mortgage or Superior Lease, or if such Superior Lease or Mortgage shall condition such non-compliance or contest upon the taking of action or furnishing of security by Landlord, such action shall be taken or such security shall be furnished at the expense of Tenant; and (d) Tenant shall keep Landlord regularly advised as to the status of such proceedings.

ARTICLE 7

SUBORDINATION, ATTORNMENT AND ESTOPPEL

Section 7.1.    (a)        This Lease and all of Tenant’s rights hereunder shall be subject and subordinate to (i) each and every Superior Lease, (ii) each and every Mortgage, and (iii) to all easements or agreements now or hereafter affecting the Building or the Real Property. This Section 7.1 shall be self-operative and no further instrument of subordination shall be required from Tenant to make the interest of any Lessor or Mortgagee superior to the interest of Tenant hereunder; provided, however, that Tenant shall execute and deliver promptly any instrument, in recordable form, that Landlord, any Mortgagee or Lessor may reasonably request to evidence and confirm such subordination.

(b)       If the date of expiration of any Superior Lease shall be the same day as the Expiration Date, the Term shall end and expire, and be deemed to have ended and expired, twenty-four (24) hours prior to the expiration of the Superior Lease. Tenant shall not do anything that Tenant has notice would constitute a default under any Superior Lease or Mortgage, or omit to do anything that Tenant is obligated to do under the terms of this Lease so as to cause Landlord to be in default thereunder.

(c)       If, in connection with the financing of the Real Property, the Building or the interest of the lessee under any Superior Lease, or if in connection with the entering into of a Superior Lease, any lending institution, Mortgagee or Lessor shall request reasonable modifications of this Lease that do not increase Tenant’s monetary or other obligations under this Lease, or adversely affect or diminish the rights (other than to a de minimis extent), or increase the other obligations of Tenant under this Lease (other than to a de minimis extent), Tenant shall make such modifications. In no event shall a requirement that the consent of any Mortgagee or Lessor be given for either (i) any modification of this Lease or (ii) any assignment or sublease be deemed to materially adverse affect the leasehold interest hereby created.

Section 7.2.    If at any time prior to the expiration of the Term, any Superior Lease shall terminate or be terminated for any reason or any Mortgagee (or its designee) comes into possession of the Real Property or the Building or the estate created by any Superior Lease by receiver, deed in lieu of foreclosure, foreclosure, transfer in bankruptcy or otherwise, Tenant agrees, at the election and upon demand of any owner of the Real Property or the Building, or of the Lessor, or of any Mortgagee in possession of the Real Property or the Building, to attorn, from time to time, to any such owner, Lessor or Mortgagee or any person acquiring the interest of Landlord as a result of any such termination, or as a result of a foreclosure of the Mortgage the granting of a deed in lieu of foreclosure, the transfer of the Real Property or the Building pursuant to a bankruptcy proceeding or otherwise, upon the then executory terms and conditions of this Lease, subject to the provisions of Section 7.1 and this Section 7.2, for the remainder of the Term, provided that such owner, Lessor, Mortgagee or receiver, caused to be appointed by any of the foregoing, as the case may be, shall then be entitled to possession of the Premises and provided further that such owner, Lessor, Mortgagee or receiver, as the case may be, or anyone claiming by, through or under such owner, Lessor, Mortgagee or receiver, as the case may be, including a purchaser at a foreclosure sale, shall not be:

(a)       liable for any act or omission of any prior landlord (including the then defaulting landlord) except to the extent the act or omission continues after such owner, lessor, mortgagee or receiver obtains actual and legal possession of the Building; or

(b)       subject to any credits, claims, counterclaims, demands, defenses or offsets that Tenant may have against any prior landlord (including the then defaulting landlord); or

(c)       bound by any payment of Rental that Tenant may have made to any prior landlord (including the then defaulting landlord) more than thirty (30) days in advance of the date upon which such payment was due; or

(d)       responsible for any funds owing by Landlord to the credit of Tenant except for security deposits that have actually come into its possession; or

(e)       bound by any obligation to perform any work or to make improvements to the Premises, except for (i) repairs and maintenance pursuant to the provisions of Article 4, the need for which repairs and maintenance first arises or continues after the date upon which such owner, Lessor, Mortgagee or receiver shall be entitled to possession of the Premises, (ii) repairs to the Premises or any part thereof as a result of damage by fire or other casualty pursuant to Article 10, but only to the extent that such repairs can be reasonably made from the net proceeds of any insurance actually made available to such owner, Lessor or Mortgagee, and (iii) repairs to the Premises as a result of a partial condemnation pursuant to Article 11, but only to the extent that such repairs can be reasonably made from the net proceeds of any award made available to such owner, Lessor, Mortgagee or receiver; or

(f)        bound by any amendment or modification of this Lease made without its consent provided Tenant had been given prior notice of such owner, Lessor, Mortgagee or receiver, as the case may be, or

(g)       bound to return or account for Tenant’s security deposit, if any, until such deposit has come into its actual possession and Tenant would be entitled to such security deposit pursuant to the terms of this Lease.

The provisions of this Section 7.2 shall inure to the benefit of any such owner, Lessor, Mortgagee or receiver, shall apply notwithstanding that as a matter of law, this Lease may terminate upon the termination of any Superior Lease, shall be self-operative, and no further instrument shall be required to give effect to these provisions. Upon demand of any such owner, Lessor, Mortgagee or receiver, Tenant shall execute, from time to time, instruments, in recordable form, in confirmation of the foregoing provisions of this Section 7.2, reasonably satisfactory to any such owner, Lessor, Mortgagee or receiver, acknowledging such attornment and setting forth the terms and conditions of its tenancy. Nothing contained in this Section 7.2 shall be construed to impair any right otherwise exercisable by any such owner, Lessor, Mortgagee or receiver.

Section 7.3.    From time to time, within ten (10) Business Days next following a request therefor by Landlord, any Mortgagee or any Lessor or any receiver, Tenant shall execute, acknowledge and deliver to Landlord, such Mortgagee, such Lessor or receiver a written statement executed by Tenant, in form reasonably satisfactory to Landlord, such Mortgagee, such Lessor or such receiver, (a) stating that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (b) setting forth the date to which the Fixed Rent, Escalation Rent and other items of Rental have been paid, (c) stating whether or not, to the best knowledge of Tenant, Landlord is in default under this Lease, and, if Landlord is in default, setting forth the specific nature of all such defaults, and (d) as to any other matters reasonably requested by Landlord, such Mortgagee, such Lessor or receiver. Tenant acknowledges that any statement delivered pursuant to this Section 7.3 may be relied upon by any actual or prospective purchaser or owner of, or financing source for, the Real Property or the Building, or Landlord’s interest in the Real Property or the Building or any Superior Lease, or by any Mortgagee, or by an assignee of any Mortgagee, or by any Lessor. Failure by Tenant to comply with the provisions of this Section 7.3 shall constitute a waiver by Tenant of any defaults on Landlord’s part under this Lease and a waiver of enforceability by Tenant of any modification of this Lease as against any person above described entitled to rely upon such statement, but without however limiting any rights and remedies available to Landlord by reason of Tenant’s failure to so comply.

Section 7.4.    As long as any Superior Lease or Mortgage shall exist, Tenant shall neither terminate nor seek to terminate this Lease by reason of any act or omission of Landlord unless and until (a) Tenant shall have given written notice of such act or omission to all Lessors and Mortgagees at such addresses as shall have been previously furnished to Tenant by Landlord or such Lessors and Mortgagees and (b) until a reasonable period of time (that shall not be less than the period Landlord had to remedy such act or omission) shall have elapsed following the giving of such notice, during which period such Lessors and Mortgagees shall have the right, but not the obligation, to remedy such act or omission. Nothing herein contained shall be deemed to create any rights in Tenant not specifically granted in this Lease or under any applicable provision of law, to require or compel or to obligate, any such Mortgagee or Lessor to remedy any such act or omission.

Section 7.5.    Tenant hereby irrevocably waives any and all rights it may have in connection with any zoning lot merger or transfer of development rights with respect to the Real Property, including any rights it may have to be a party to, to contest, or to execute, any Declaration of Restrictions (as such term is defined in Section 12-10 of the Zoning Resolution of The City of New York effective December 15, 1961, as amended or similar Requirement) with respect to the Real Property, which would cause the Premises to be merged with or unmerged from any other zoning lot pursuant to such Zoning Resolution or to any document of a similar nature and purpose. Tenant agrees that this Lease shall be subject and subordinate to any Declaration of Restrictions or any other document of similar nature and purpose now or hereafter affecting the Real Property. Landlord represents that the use and occupancy of the Premises for the Permitted Use (as opposed to Tenant’s particular manner of use) is not in conflict with any Declaration of Restrictions or any other document of similar nature and purpose now affecting the Real Property. In confirmation of such subordination and waiver, Tenant shall execute and deliver promptly any certificate or instrument that Landlord reasonably may request.

ARTICLE 8

RULES AND REGULATIONS

Section 8.1.    Tenant and Tenant’s contractors, employees, agents, visitors, invitees and licensees shall comply with the Rules and Regulations and the Alteration Rules and Regulations. Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations or Alteration Rules and Regulations or terms, covenants or conditions in any other lease against any other tenant, and Landlord shall not be liable to Tenant for any violation of the same by any other tenant or Person, its employees, agents, visitors or licensees. Landlord agrees not to enforce any Rule or Regulation or Alteration Rule or Regulation against Tenant in a discriminatory manner. Landlord shall give Tenant thirty (30) days prior notice of any material additions or changes to the existing Rules and Regulations.

Section 8.2.    In the event of any conflict between the Rules and Regulations and the Alteration Rules and Regulations and the provisions of this Lease, the provisions of this Lease shall control.

ARTICLE 9

INSURANCE, PROPERTY LOSS OR DAMAGE; REIMBURSEMENT

Section 9.1.    (a)        Any Building employee to whom any property shall be entrusted by or on behalf of Tenant shall be deemed to be acting as Tenant’s agent with respect to such property and neither Landlord nor its agents shall be liable for any damage to property of Tenant or of others entrusted to employees of the Building, nor for the loss of or damage to any property of Tenant by theft or otherwise. Neither Landlord nor its agents shall be liable for any injury or death to persons or damage to property, or interruption of Tenant’s business, resulting from fire or other casualty except to the extent actually caused by the gross negligence or willful misconduct of Landlord or its agents. Neither Landlord nor its agents shall be liable for any such injury or death to persons or damage caused by other tenants or persons in the Building or caused by construction of any private, public or quasi-public work except to the extent actually caused by the gross negligence or willful misconduct of Landlord or its agents. Neither Landlord nor its agents shall be liable for any injury or death to persons or damage to property or improvements, or interruption of Tenant’s business, resulting from any latent defect in the Premises or in the Building except to the extent actually caused by the gross negligence or willful misconduct of Landlord or its agents; provided that the foregoing shall not relieve Landlord from its obligations, if any, to repair such latent defect pursuant to the provisions of Article 4.

(b)       If any windows of the Premises are temporarily closed, darkened or bricked-up due to any Requirement or by reason of repairs, maintenance, alterations, or improvements to the Building, or any of such windows are permanently closed, darkened or bricked-up due to any Requirement, neither Landlord nor its agents shall be liable in any way for any loss or for any damage Tenant or its agents may sustain thereby and Tenant shall not be (i) entitled to any compensation therefor, (ii) entitled to any abatement or diminution of Fixed Rent or any other item of Rental, (iii) released from its obligations hereunder, or (iv) deemed to suffer an actual or constructive eviction, in whole or in part, by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business, or otherwise. If the windows of the Premises are temporarily closed, darkened or bricked-up, as aforesaid, then, unless Tenant is required pursuant to the Lease to perform the repairs, maintenance, alterations, or improvements, or to comply with the Requirements, that resulted in such windows being closed, darkened or bricked-up, Landlord shall perform such repairs, maintenance, alterations or improvements and comply with the applicable Requirements with reasonable diligence.

(c)       Tenant shall immediately notify Landlord of any fire, casualty or accident in the Premises or the Building promptly after the discovery thereof.

Section 9.2.    Tenant shall obtain and keep in full force and effect (a) an “all risk” insurance policy for Tenant’s Specialty Alterations and Tenant’s Property at the Premises in an amount equal to one hundred percent (100%) of the replacement value thereof, and (b) a policy of commercial general liability and property damage insurance on an occurrence basis, with a broad form contractual liability endorsement. Such policies shall provide that Tenant is named as the insured. Landlord, Landlord’s managing agent, Landlord’s agents and any Lessors and any Mortgagees whose names shall have been furnished to Tenant shall be added as (i) additional insureds, as their respective interests may appear, with respect to the insurance required to be carried pursuant to Clause (b); and (ii) loss payees, as their respective interests may appear, with respect to the insurance required to be carried pursuant to Clause (a). As of the date hereof, such additional insureds are listed in Schedule D. Such policy with respect to Clause (b) shall include a provision under which the insurer agrees to indemnify, defend and hold Landlord, Landlord’s managing agent, Landlord’s agents and such Lessors and Mortgagees harmless from and against, subject to the limits of liability set forth in this Section 9.2, all cost, expense and liability arising out of, or based upon, any and all claims, accidents, injuries and damages mentioned in Article 35. In addition, the policy required to be carried pursuant to Clause (b) shall contain a provision that (i) no act or omission of Tenant shall affect or limit the obligation of the insurer to pay the amount of any loss sustained and (ii) the policy shall be non-cancelable with respect to Landlord, Landlord’s managing agent, Landlord’s agents and such Lessors and Mortgagees whose names and addresses shall have been furnished to Tenant, unless thirty (30) days’ prior written notice shall have been given to Landlord by certified mail, return receipt requested, which notice shall contain the policy number and the names of the insured and additional insureds. In addition, Tenant shall immediately, upon receipt by Tenant of any notice of cancellation or any other notice from the insurance carrier that may adversely affect the coverage of the insureds under such policy of insurance, deliver to Landlord and any other additional insured thereunder a copy of such notice. The minimum amounts of liability under the policy of insurance required to be carried pursuant to Clause (b) shall be combined single limit with respect to each occurrence in an amount of One Million U.S. Dollars ($1,000,000.00) for injury or death to persons and damage to property, and Umbrella Liability Insurance in an amount not less than $5,000,000.00 for each policy year; which amount shall be increased from time to time to that amount of insurance that, in Landlord’s reasonable judgment, is then being customarily required by prudent landlords of first-class office buildings in New York City. All insurance required to be carried by Tenant pursuant to the terms of this Lease may contain commercially reasonable deductibles and shall be effected under valid and enforceable policies issued by reputable and independent insurers licensed to do business in the State of New York, and rated in Best’s Insurance Guide, or any successor thereto (or if there be none, an organization having a national reputation) as having a general policyholder rating of “A” and a financial rating of at least “XIII”.

Section 9.3.    Landlord shall obtain and keep in full force and effect insurance against loss or damage by fire and other casualty to the Building, including Tenant’s Alterations (exclusive of Specialty Alterations), the completion of which Landlord shall have been notified, as may be insurable under then available standard forms of “all-risk” insurance policies, in an amount equal to one hundred percent (100%) of the replacement value thereof or in such lesser amount as will avoid co-insurance (including an “agreed amount” endorsement). Notwithstanding anything to the contrary contained in the Lease, including Articles 10 and 11, Landlord shall not be liable to Tenant for any failure to insure, replace or restore any Alterations (and Tenant shall be obligated to do so) unless Tenant shall have notified Landlord of the completion of such Alterations and of the cost thereof, and shall have maintained adequate records with respect to such Alterations to facilitate the adjustment of any insurance claims with respect thereto. Tenant shall cooperate with Landlord and Landlord’s insurance companies in the adjustment of any claims for any damage to the Building or such Alterations.

Section 9.4.    On or prior to the Commencement Date, Tenant shall deliver to Landlord appropriate certificates of insurance, including evidence of waivers of subrogation required pursuant to Section 10.5, required to be carried by Tenant pursuant to this Article 9. Evidence of each renewal or replacement of a policy shall be delivered by Tenant to Landlord at least twenty (20) days prior to the expiration of such policy.

Section 9.5.    Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for damage to, Tenant’s Property or Specialty Alterations, and that Landlord shall not carry insurance against, or be responsible for any loss suffered by Tenant due to, interruption of Tenant’s business.

Section 9.6.    If, notwithstanding the recovery of insurance proceeds by Tenant for loss, damage or destruction of its property (or rental value or business interruptions), Landlord is liable to Tenant with respect thereto or is obligated under this Lease to make replacement, repair or restoration, then, at Landlord’s option, either (a) the amount of the net proceeds of Tenant’s insurance against such loss, damage or destruction shall be offset against Landlord’s liability to Tenant therefor, or (b) shall be made available to Landlord to pay for replacement, repair or restoration.

ARTICLE 10

DESTRUCTION-FIRE OR OTHER CAUSE

Section 10.1.  (a)        If the Premises (including Alterations other than Specialty Alterations) shall be damaged by fire or other insured casualty, and if Tenant shall give prompt written notice thereof to Landlord, the damage, with such modifications as shall be required in order to comply with Requirements shall be diligently repaired by and at the expense of Landlord to substantially the condition that existed prior to the damage (such repairs, “Landlord’s Restoration Work”), and until such repairs that are required to be performed by Landlord (excluding Long Lead Work) shall be substantially completed (of which substantial completion Landlord shall promptly notify Tenant) the Fixed Rent, Electricity Additional Rent,

Escalation Rent and Space Factor shall be reduced in the proportion that the area of the part of the Premises that is untenantable by Tenant, as determined by Landlord in Landlord’s reasonable discretion, bears to the total area of the Premises immediately prior to such casualty. Upon the substantial completion of Landlord’s Restoration Work (excluding Long Lead Work), Landlord shall diligently prosecute to completion any items of Long Lead Work remaining to be completed. Landlord shall have no obligation to repair any damage to, or to replace, any Specialty Alterations or Tenant’s Property, which Tenant shall complete promptly after substantial completion of Landlord’s repair obligations under this Article 10. In addition, Landlord shall not be obligated to repair any damage to, or to replace, any other Alterations unless Tenant shall have notified Landlord of the completion of such Alterations and the cost thereof, and shall have maintained adequate records with respect to such Alterations. Tenant shall make all necessary repairs to the Specialty Alterations and same shall be completed promptly after substantial completion of Landlord’s repair obligations under this Article 10.

(b)       Prior to the substantial completion of Landlord’s Restoration Work, Landlord shall provide Tenant and Tenant’s contractor, subcontractors and materialmen that have been approved by Landlord access to the Premises to perform Specialty Alterations (or other Alterations, if Landlord is not obligated to repair same pursuant to the provisions hereof), on the following terms and conditions (but not to occupy the same for the conduct of business):

(i)        Tenant shall not commence work in any portion of the Premises until the date specified in a notice from Landlord to Tenant stating that the repairs required to be made by Landlord have been or will be completed to the extent reasonably necessary, in Landlord’s discretion, to permit the commencement of the Specialty Alterations (or Alterations, if Landlord is not obligated to repair same pursuant to the provisions hereof) then prudent to be performed in accordance with good construction practice in the portion of the Premises in question without interference with, and consistent with the performance of, the repairs remaining to be performed.

(ii)       Such access by Tenant shall be deemed to be subject to all of the applicable provisions of this Lease, except that there shall be no obligation on the part of Tenant solely because of such access to pay any Fixed Rent, Electricity Additional Rent or Escalation Rent with respect to the affected portion of the Premises for any period prior to substantial completion of the repairs.

(iii)      If Landlord shall be delayed from substantially completing Landlord’s Restoration Work due to any acts of Tenant, its agents, servants, employees or contractors, including by reason of the performance of any Specialty Alteration (or Alteration, if Landlord is not obligated to repair same pursuant to the provisions hereof), by reason of Tenant’s failure or refusal to comply or to cause its architects, engineers, designers and contractors to comply with any of Tenant’s obligations described or referred to in this Lease, or if such repairs are not completed because under good construction scheduling practice such repairs should be performed after completion of any Specialty Alteration (or Alteration, if Landlord is not obligated to repair same pursuant to the provisions hereof), then such repairs shall be deemed substantially complete on the date that the repairs would have been substantially complete but for such delay and the expiration of the abatement of the Tenant’s obligations hereunder shall not be postponed by reason of such delay. Any additional costs to Landlord to complete any repairs occasioned by such delay shall be paid by Tenant to Landlord within ten (10) days after demand, as additional rent.

Section 10.2.  Anything contained in Section 10.1 to the contrary notwithstanding, if the Building shall be so damaged by fire or other casualty that, in Landlord’s opinion, substantial alteration, demolition, or reconstruction of the Building shall be required (whether or not the Premises shall have been damaged or rendered untenantable), then Landlord, at Landlord’s option, may, not later than ninety (90) days following the damage, give Tenant a notice in writing terminating this Lease. If Landlord so elects to terminate this Lease, the Term shall expire upon a date set by Landlord in said notice, but not sooner than the sixtieth (60th) day after such notice is given, and Tenant shall vacate the Premises and surrender the same to Landlord in accordance with the provisions of Article 20. Upon the termination of this Lease under the conditions provided for in this Section 10.2, the Fixed Rent, Electricity Additional Rent and Escalation Rent shall be apportioned and any prepaid portion of Fixed Rent, Electricity Additional Rent and Escalation Rent for any period after such date shall be refunded by Landlord to Tenant.

Section 10.3.  (a)        Within ninety (90) days after notice to Landlord of any damage described in Section 10.1, Landlord shall deliver to Tenant a statement prepared by a reputable contractor setting forth such contractor’s estimate as to the time required to repair such damage, exclusive of time required to repair any Specialty Alterations or other work items that are Tenant’s obligation to repair or to perform Long Lead Work. If the estimated time period exceeds twelve (12) months from the date of such statement, Tenant may elect to terminate this Lease by notice to Landlord not later than thirty (30) days following receipt of such statement. If Tenant makes such election, the Term shall expire upon the thirtieth (30th) day after notice of such election is given by Tenant, and Tenant shall vacate the Premises and surrender the same to Landlord in accordance with the provisions of Article 20. If Tenant shall not have elected to terminate this Lease pursuant to this Article 10 (or is not entitled to terminate this Lease pursuant to this Article 10), the damages shall be diligently repaired by and at the expense of Landlord as set forth in Section 10.1.

(b)       Notwithstanding the foregoing, if the Premises shall be substantially damaged during the last year of the Term, either Landlord or Tenant may elect by notice, given within ninety (90) days after the occurrence of such damage, to terminate this Lease and if either party makes such election, the Term shall expire upon the thirtieth (30th) day after notice of such election is given and Tenant shall vacate the Premises and surrender the same to Landlord in accordance with the provisions of Article 20.

(c)       Except as expressly set forth in this Section 10.3, Tenant shall have no other options to cancel this Lease under this Article 10.

Section 10.4.  This Article 10 constitutes an express agreement governing any case of damage or destruction of the Premises or the Building by fire or other casualty, and Section 227 of the Real Property Law of the State of New York (and Requirements of similar import) that provides for such contingency in the absence of an express agreement, and any other law of like nature and purpose now or hereafter in force shall have no application in any such case.

Section 10.5.  The parties hereto shall procure an appropriate clause in, or endorsement on, any fire or extended coverage insurance covering the Premises, the Building and personal property, fixtures and equipment located thereon or therein, pursuant to which the insurance companies waive subrogation or consent to a waiver of right of recovery and having obtained such clauses or endorsements of waiver of subrogation or consent to a waiver of right of recovery, will not make any claim against or seek to recover from the other for any loss or damage to its property or the property of others resulting from fire or other hazards covered by such fire and extended coverage insurance, provided, however, that the release, discharge, exoneration and covenant not to sue herein contained shall be limited by and be coextensive with the terms and provisions of the waiver of subrogation clause or endorsements or clauses or endorsements consenting to a waiver of right of recovery. If the payment of an additional premium is required for the inclusion of such waiver of subrogation provision, each party shall advise the other of the amount of any such additional premiums and the other party at its own election may, but shall not be obligated to, pay the same. If such other party shall not elect to pay such additional premium, the first party shall not be required to obtain such waiver of subrogation provision. If either party shall be unable to obtain the inclusion of such clause even with the payment of an additional premium, then such party shall attempt to name the other party as an additional insured (but not a loss payee) under the policy. If the payment of an additional premium is required for naming the other party as an additional insured (but not a loss payee), each party shall advise the other of the amount of any such additional premium and the other party at its own election may, but shall not be obligated to, pay the same. If such other party shall not elect to pay such additional premium or if it shall not be possible to have the other party named as an additional insured (but not loss payee), even with the payment of an additional premium, then (in either event) such party shall so notify the first party and the first party shall not have the obligation to name the other party as an additional insured. Tenant acknowledges that Landlord shall not carry insurance on and shall not be responsible for damage to, Tenant’s Property or Specialty Alterations and that Landlord shall not carry insurance against, or be responsible for any loss suffered by Tenant due to, interruption of Tenant’s business.

Section 10.6.  Nothing herein contained shall relieve Tenant from any liability to Landlord or to Landlord’s insurers in connection with any damage to the Premises or the Building by fire or other casualty if Tenant shall be legally liable in such respect.

Section 10.7.  Tenant shall throughout the Term provide fire wardens and searchers as required under NYC Local Law No. 5 of 1973, or any Requirement of similar purpose or import.

ARTICLE 11

EMINENT DOMAIN

Section 11.1.  (a)        If the whole of the Real Property, the Building or the Premises shall be acquired or condemned for any public or quasi-public use or purpose, this Lease and the Term shall end as of the date of the vesting of title with the same effect as if such date were the Expiration Date. If only a part of the Real Property and not the entire Premises shall be so acquired or condemned then, (i) except as hereinafter provided in this Section 11.1, this Lease and the Term shall continue in force and effect, but, if a part of the Premises is included in the part of the Real Property so acquired or condemned, from and after the date of the vesting of title, the Fixed Rent and the Space Factor shall be reduced in the proportion which the area of the part of the Premises so acquired or condemned bears to the total area of the Premises immediately prior to such acquisition or condemnation and Tenant’s Share and Tenant’s Tax Share shall each be redetermined based upon the proportion in which the ratio between the rentable area of the Premises remaining after such acquisition or condemnation bears to the rentable area of the Building remaining after such acquisition or condemnation; (ii) whether or not the Premises shall be affected thereby, Landlord, at Landlord’s option, may give to Tenant, within sixty (60) days next following the date upon which Landlord shall have received notice of vesting of title, a thirty (30) days’ notice of termination of this Lease if Landlord shall elect to terminate leases (including this Lease), affecting at least fifty percent (50%) of the rentable area of the Building (excluding any rentable area leased by Landlord or its Affiliates); and (iii) if the part of the Real Property so acquired or condemned shall contain more than fifteen percent (15%) of the total area of the Premises immediately prior to such acquisition or condemnation, or if, by reason of such acquisition or condemnation, Tenant no longer has reasonable means of access to the Premises, Tenant, at Tenant’s option, may give to Landlord, within sixty (60) days next following the date upon which Tenant shall have received notice of vesting of title, a thirty (30) days’ notice of termination of this Lease. If any such thirty (30) days’ notice of termination is given by Landlord or Tenant, this Lease and the Term shall come to an end and expire upon the expiration of such thirty (30) days with the same effect as if the date of expiration of such thirty (30) days were the Expiration Date. If a part of the Premises shall be so acquired or condemned and this Lease and the Term shall not be terminated pursuant to the foregoing provisions of this Section 11.1, Landlord, at Landlord’s expense (but only to the extent of the proceeds received by Landlord), shall restore that part of the Premises not so acquired or condemned to a self-contained rental unit inclusive of Tenant’s Alterations (other than Specialty Alterations). Upon the termination of this Lease and the Term pursuant to the provisions of this Section 11.1, the Fixed Rent, Electricity Additional Rent and Escalation Rent shall be apportioned and any prepaid portion of Fixed Rent, Electricity Additional Rent and Escalation Rent for any period after such date shall be refunded by Landlord to Tenant.

(b)       Landlord agrees to use reasonable efforts to advise Tenant of any threatened acquisition or condemnation affecting the Premises.

Section 11.2.  In the event of any such acquisition or condemnation of all or any part of the Real Property, Landlord shall be entitled to receive the entire award for any such acquisition or condemnation, Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired portion of the Term and Tenant hereby expressly assigns to Landlord all of its right in and to any such award. Nothing contained in this Section 11.2 shall be deemed to prevent Tenant from making a separate claim in any condemnation proceedings for the then value of any Tenant’s Property included in such taking, and for any moving expenses.

Section 11.3.  If the whole or any part of the Premises shall be acquired or condemned temporarily during the Term for any public or quasi-public use or purpose, Tenant shall give prompt notice thereof to Landlord and the Term shall not be reduced or affected in any way and Tenant shall continue to pay in full all items of Rental payable by Tenant hereunder without reduction or abatement, and Tenant shall be entitled to receive for itself any award or payments for such use, provided, however, that:

(a)       if the acquisition or condemnation is for a period not extending beyond the Term and if such award or payment is made less frequently than in monthly installments, the same shall be paid to and held by Landlord as a fund that Landlord shall apply from time to time to the Rental payable by Tenant hereunder, except that, if by reason of such acquisition or condemnation changes or alterations are required to be made to the Premises that would necessitate an expenditure to restore the Premises, then a portion of such award or payment considered by Landlord as appropriate to cover the expenses of the restoration shall be retained by Landlord, without application as aforesaid, and applied toward the restoration of the Premises as provided in Section 11.1; or

(b)       if the acquisition or condemnation is for a period extending beyond the Term, such award or payment shall be apportioned between Landlord and Tenant as of the Expiration Date; Tenant’s share thereof, if paid less frequently than in monthly installments, shall be paid to Landlord and applied in accordance with the provisions of Clause (a), provided, however, that the amount of any award or payment allowed or retained for restoration of the Premises shall remain the property of Landlord if this Lease shall expire prior to the restoration of the Premises.

ARTICLE 12

ASSIGNMENT, SUBLETTING, MORTGAGE, ETC.

Section 12.1.  (a)        Except as expressly permitted herein, without the prior consent of Landlord in each instance, Tenant shall not (i) assign its rights or delegate its duties under this Lease (whether by operation of law, transfers of interests in Tenant or otherwise), mortgage or encumber its interest in this Lease, in whole or in part, (ii) sublet, or permit the subletting of, the Premises or any part thereof, or (iii) permit the Premises or any part thereof to be occupied or used for desk space, mailing privileges or otherwise, by any Person other than Tenant.

(b)       If this Lease is assigned to any Person pursuant to the provisions of the Bankruptcy Code, any and all monies or other consideration payable or otherwise to be delivered in connection with such assignment shall be paid or delivered to Landlord, shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code. Any and all monies or other consideration constituting Landlord’s property under the preceding sentence not paid or delivered to Landlord shall be held in trust for the benefit of Landlord and shall be promptly paid to or turned over to Landlord.

Section 12.2.  (a)        If Tenant’s interest in this Lease is assigned in violation of the provisions of this Article 12, such assignment shall be void and of no force and effect against Landlord; provided, however, that Landlord may collect an amount equal to the then Fixed Rent plus any other item of Rental from the assignee as a fee for its use and occupancy, and shall apply the net amount collected to the Fixed Rent and other items of Rental reserved in this Lease. If the Premises or any part thereof are sublet to, or occupied by, or used by, any Person other than Tenant, whether or not in violation of this Article 12, Landlord, after default by Tenant under this Lease, including a subletting or occupancy in violation of this Article 12, may collect any item of Rental or other sums paid by the subtenant, user or occupant as a fee for its use and occupancy, and shall apply the net amount collected to the Fixed Rent and other items of Rental reserved in this Lease. No such assignment, subletting, occupancy or use, whether with or without Landlord’s prior consent, nor any such collection or application of Rental or fee for use and occupancy, shall be deemed a waiver by Landlord of any term, covenant or condition of this Lease or the acceptance by Landlord of such assignee, subtenant, occupant or user as tenant hereunder. The consent by Landlord to any assignment, subletting, occupancy or use shall not relieve Tenant from its obligation to obtain the express prior consent of Landlord to any further assignment, subletting, occupancy or use.

(b)       Tenant shall reimburse Landlord on demand for any reasonable out-of-pocket third party costs that may be incurred by Landlord in connection with any proposed assignment of Tenant’s interest in this Lease or any proposed subletting of the Premises or any part thereof, including any reasonable processing fee, reasonable attorneys’ fees and disbursements and the reasonable costs of making investigations as to the acceptability of the proposed subtenant or the proposed assignee.

(c)       Neither any assignment of Tenant’s interest in this Lease nor any subletting, occupancy or use of the Premises or any part thereof by any Person other than Tenant, nor any collection of Rental by Landlord from any Person other than Tenant as provided in this Section 12.2, nor any application of any such Rental as provided in this Section 12.2 shall, in any circumstances, relieve Tenant of its obligations under this Lease on Tenant’s part to be observed and performed.

(d)       Any Person to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of such assignment. Any such assignee shall execute and deliver to Landlord upon demand an instrument confirming such assumption. No assignment of this Lease shall relieve Tenant of its obligations hereunder and, subsequent to any assignment, Tenant’s liability hereunder shall continue notwithstanding any subsequent modification or amendment hereof or the release of any subsequent tenant hereunder from any liability, to all of which Tenant hereby consents in advance.

Section 12.3.  (a)        If Tenant assumes this Lease and proposes to assign the same pursuant to the provisions of the Bankruptcy Code to any Person who shall have made a bona fide offer to accept an assignment of this Lease on terms acceptable to Tenant, then notice of such proposed assignment shall be given to Landlord by Tenant no later than twenty (20) days after receipt by Tenant, but in any event no later than ten (10) days prior to the date that Tenant shall make application to a court of competent jurisdiction for authority and approval to enter into such assignment and assumption. Such notice shall set forth (i) the name and address of such Person, (ii) all of the terms and conditions of such offer, and (iii) adequate assurance of future performance by such Person under the Lease as set forth in Section 12.3(b), including the assurance referred to in Section 365(b)(3) of the Bankruptcy Code or Requirements of similar purpose or import. Landlord shall have the prior right and option, to be exercised by notice to Tenant given at any time prior to the effective date of such proposed assignment, to accept an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such Person, less any brokerage commissions that would otherwise be payable by Tenant out of the consideration to be paid by such Person in connection with the assignment of this Lease.

(b)       The term “adequate assurance of future performance” as used in this Lease shall mean that any proposed assignee shall, among other things, (i) deposit with Landlord on the assumption of this Lease the sum of the then Fixed Rent as security for the faithful performance and observance by such assignee of the terms and obligations of this Lease, which sum shall be held by Landlord in accordance with the provisions of Article 31, (ii) furnish Landlord with financial statements of such assignee for the prior three (3) fiscal years, as finally determined after an audit and certified as correct by a certified public accountant, which financial statements shall show a net worth of at least six (6) times the then Fixed Rent for each of such three (3) years, (iii) grant to Landlord a security interest in such property of the proposed assignee as Landlord shall deem necessary to secure such assignee’s future performance under this Lease, and (iv) provide such other information or take such action as Landlord, in its reasonable judgment shall determine is necessary to provide adequate assurance of the performance by such assignee of its obligations under the Lease.

Section 12.4.  (a)        As long as Travelzoo Inc. (or a Related Entity) is Tenant, Tenant shall have the privilege, subject to the terms and conditions hereinafter set forth, without the consent of Landlord but subject to Tenant’s satisfaction of conditions set forth in Clauses (i), (iv) and (v) of Section 12.8(a), and without Landlord having the right granted in Section 12.8(b) to recapture and without Landlord having any right to Assignment Proceeds: (i) to assign its interest in this Lease (1) to any Person that is a successor to Tenant either by merger or consolidation, (2) to a purchaser of all or substantially all of Tenant’s assets (provided such purchaser shall have also assumed substantially all of Tenant’s liabilities), or (3) to a Person that is an Affiliate of Tenant (any such Person referred to in this Clause (3) being a “Related Entity”), or (ii) to sell or transfer a controlling interest in the shares of Tenant. As long as Travelzoo Inc. (or a Related Entity) is Tenant, Tenant also shall have the privilege, subject to the terms and conditions hereinafter set forth, without the consent of Landlord but subject to Tenant’s satisfaction of conditions set forth in Clauses (ii), (v), (vi), (vii), and (ix) through (xii) of Section 12.6(a) and without Landlord having the right granted in Section 12.6(b) hereof to recapture and without Landlord having any right to Sublease Profit, to sublease all or any portion of the Premises to a Related Entity. Any assignment or subletting described above may only be made upon the condition that (A) any such assignee or subtenant shall continue to use the Premises for the conduct of the same business as Tenant was conducting prior to such assignment or sublease, (B) the principal purpose of such assignment or sublease is not the acquisition of Tenant’s interest in this Lease or to circumvent the provisions of Section 12.1 (except if such assignment or sublease is made to a Related Entity and is made for a valid intra-partnership (or intra-entity) business purpose and is not made to circumvent the provisions of Section 12.1), and (C) in the case of an assignment, any such assignee shall have a net worth and annual income and cash flow, determined in accordance with generally accepted accounting principles, consistently applied, after giving effect to such assignment, equal to the greater of Tenant’s net worth and annual income and cash flow, as so determined, on (I) the date immediately preceding the date of such assignment, and (II) the Commencement Date. Tenant shall, within ten (10) days after execution thereof (and not less than ten (10) days prior to the effective date of such transaction), deliver to Landlord either (Y) a duplicate original instrument of assignment in form and substance reasonably satisfactory to Landlord, duly executed by

Tenant, together with an instrument in form and substance reasonably satisfactory to Landlord, duly executed by the assignee, in which such assignee shall assume observance and performance of, and agree to be personally bound by, all of the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed, or (Z) a duplicate original sublease in form and substance reasonably satisfactory to Landlord, duly executed by Tenant and the subtenant.

(b)       Except as set forth above, either a transfer of a majority of the total interest in Tenant (if Tenant is a partnership or other entity) at any one time or over a period of time through a series of transfers, shall be deemed an assignment of this Lease and shall be subject to all of the provisions of this Article 12, including the requirement that Tenant obtain Landlord’s prior consent thereto; except that the transfer of the outstanding capital stock of any corporate tenant shall be deemed to exclude the sale of such stock by persons or parties through the “over-the-counter-market” or through any recognized stock exchange (a “Permitted Stock Transfer”). Landlord’s rights to consent, recapture, terminate the Lease, and/or collect any Assignment Proceeds shall not apply to any Permitted Stock Transfer.

Section 12.5.  If, at any time after Travelzoo Inc. may have assigned Tenant’s interest in this Lease, this Lease shall be disaffirmed or rejected in any proceeding of the types described in Section 16.1(d), or in any similar proceeding, or in the event of termination of this Lease by reason of any such proceeding or by reason of lapse of time following notice of termination given pursuant to Article 16 based upon any Event of Default, any prior Tenant, including Travelzoo Inc., upon request of Landlord given within thirty (30) days next following any such disaffirmance, rejection or termination (and actual notice thereof to Landlord in the event of a disaffirmance or rejection or in the event of termination other than by act of Landlord), shall (a) pay to Landlord all Fixed Rent, Escalation Rent and other items of Rental due and owing by the assignee to Landlord under this Lease to and including the date of such disaffirmance, rejection or termination, and (b) as “tenant”, enter into a new lease with Landlord of the Premises for a term commencing on the effective date of such disaffirmance, rejection or termination and ending on the Expiration Date, unless sooner terminated as in such lease provided, at the same Fixed Rent and upon the then executory terms, covenants and conditions as are contained in this Lease, except that (i) Tenant’s rights under the new lease shall be subject to the possessory rights of the assignee under this Lease and the possessory rights of any person claiming through or under such assignee or by virtue of any statute or of any order of any court, (ii) such new lease shall require all defaults existing under this Lease to be cured by Tenant with due diligence, and (iii) such new lease shall require Tenant to pay all Escalation Rent reserved in this Lease that, had this Lease not been so disaffirmed, rejected or terminated, would have accrued under the provisions of Article 27 after the date of such disaffirmance, rejection or termination with respect to any period prior thereto. If any such prior Tenant shall default in its obligation to enter into such new lease for a period of ten (10) days next following Landlord’s request therefor, then, in addition to all other rights and remedies by reason of such default, either at law or in equity, Landlord shall have the same rights and remedies against such Tenant as if such Tenant had entered into such new lease and such new lease had thereafter been terminated as of the commencement date thereof by reason of such Tenant’s default thereunder.

Section 12.6.  (a)        Notwithstanding the provisions of Section 12.1, if Landlord shall not exercise its rights pursuant to Section 12.6(b), Landlord shall not unreasonably withhold or delay its consent to a subletting of the Premises, provided that:

(i)        the proposed sublease space shall not, without Landlord’s prior consent (not to be unreasonably withheld, delayed or conditioned), have been listed or otherwise publicly advertised for subletting at a rental rate less than the greater of (1) the then Fixed Rent payable under this Lease, and (2) the prevailing rental rate set by Landlord for leasing comparable space in the Building or if there is no comparable space the prevailing rental rate reasonably determined by Landlord (the “Prevailing Rate”).

(ii)       at the time of such subletting, this Lease shall be in full force and effect and no Event of Default shall have occurred and be continuing beyond the giving of notice and the expiration of any applicable grace periods;

(iii)      upon the date Tenant delivers the Tenant Statement to Landlord and upon the date immediately preceding the commencement date of any sublease approved by Landlord, the proposed subtenant shall have a financial standing (taking into consideration the obligations of the proposed subtenant under the sublease) reasonably satisfactory to Landlord, be of a character, be engaged in a business, and propose to use the Premises in a manner in keeping with the standards in such respects of the other tenancies in the Building;

(iv)      the proposed subtenant (or any Person who is a direct or indirect Affiliate of the proposed subtenant) shall not be a tenant, subtenant or occupant of any space in the Building, nor shall the proposed subtenant (or any Person who is a direct or indirect Affiliate of the proposed subtenant) be a Person with whom Landlord is negotiating or discussing to lease space in the Building. If Tenant shall propose to sublease space and is about to commence negotiations with a tenant, subtenant or prospective subtenant, Tenant shall advise Landlord of the identity of such prospective subtenant and Landlord shall within ten (10) Business Days advise Tenant if the execution of a sublease with such tenant, subtenant or prospective subtenant would violate the provisions of this Clause (iv);

(v)       the character of the business to be conducted or the proposed use of the Premises by the proposed subtenant shall not (1) be likely to increase Landlord’s operating expenses beyond that which would be incurred for use by Tenant or for use in accordance with the standards of use of other tenancies in the Building; (2) be likely to increase the burden on existing cleaning services or elevators over the burden prior to such proposed subletting;

(3) violate any provision or restrictions herein relating to the use or occupancy of the Premises; (4) require any alterations, installations, improvements, additions or other physical changes to be performed in or made to any portion of the Building or the Real Property other than the Premises; (5) violate any provision or restrictions in any other lease for space in the Building or in any Superior Lease or Mortgage, or (6) violate any provision or restrictions set forth on Exhibit C, which provisions are contained in the lease for space in the Building with International Business Machines Corporation (the “IBM Lease”). If Landlord shall have consented to a sublease and, as a result of the subtenant’s particular manner of use and occupancy of the subleased portion of the Premises, operating expenses are increased, then Tenant shall pay to Landlord, within ten (10) days after demand, as additional rent, all resulting increases in operating expenses directly attributable to such use;

(vi)      the subletting shall be expressly subject to all of the terms, covenants, conditions and obligations on Tenant’s part to be observed and performed under this

Lease and Tenant shall continue to remain fully and primarily liable for all acts, events, occurrences or omissions that may be, constitute or become a default under the terms, covenants and conditions of this Lease, regardless of, by, whom occasioned, and the further condition and restrictions that (1) the sublease premises may not be further sublet by the subtenant in whole or in part, or any part thereof suffered or permitted by the subtenant to be used or occupied by others, without the prior written consent of Landlord in each instance in the manner set forth in this Lease, and (2) that the sublease shall not be modified without the prior written consent of Landlord (which consent shall not be unreasonably withheld, delayed or conditioned). For purposes of this Clause (vi), the transfer of a majority of the issued and outstanding capital stock of any corporate subtenant or the transfer of a majority of the total interest in a subtenant (if a partnership or other entity), however accomplished, whether in a single transaction or in a series of related or unrelated transactions, shall be deemed an assignment of the sublease;

(vii)     the subletting shall end no later than one (1) day before the Expiration Date;

(viii)    no subletting shall result in more than three (3) proposed occupants (including Tenant) in the Premises;

(ix)      such sublease (which shall be in form and substance reasonably acceptable to Landlord) shall expressly provide that in the event of termination, re-entry or dispossess of Tenant by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor under such sublease, and such subtenant, at Landlord’s option, shall attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be:

(1)       liable for any act or omission of Tenant under such sublease, or

(2)       subject to any defense or offsets that such subtenant may have against Tenant, or

(3)       bound by any previous payment that such subtenant may have made to Tenant more than thirty (30) days in advance of the date upon which such payment was due, unless previously approved by Landlord, or

(4)       bound by any obligation to make any payment to or on behalf of such subtenant, or

(5)       bound by any obligation to perform any work or to make improvements to the Premises, or

(6)       bound by any amendment or modification of such sublease made without its consent, or

(7)       bound to return such subtenant’s security deposit, if any, until such deposit has come into Landlord’s actual possession and such subtenant would be entitled to such security deposit pursuant to the terms of such sublease.

(x)       The proposed Sublease shall comply with the applicable provisions of this Article;

(xi)      Each Sublease shall provide that it is subject and subordinate to this Lease and to the matters to which this Lease is or shall be subject and subordinate; and

(xii)     Tenant, at Tenant’s sole cost and expense, shall perform or cause to be performed, all work, if any, necessary (or required pursuant to the applicable agreement between Tenant and any proposed subtenant) (the “Subtenant Construction”) to prepare the Premises for occupancy by the proposed subtenant. Tenant, in making the Subtenant Construction, shall, at Tenant's sole cost and expense, promptly comply with all laws, rules and regulations of all public authorities having jurisdiction over the Premises with reference to the Subtenant Construction, whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, including, without limitation, construction of a common area demising wall and a public corridor to separately demise the Premises and provide a lawful means of ingress and egress thereto pursuant to the ADA and other applicable Requirements. Landlord (or its insurer) shall have no obligation to reimburse Tenant for any expenses incurred by Tenant in connection with the Subtenant Construction, and shall reimburse Landlord for any expenses incurred by it on account of failure by Tenant to comply with any applicable Requirements in connection with the Subtenant Construction.

(b)       At least fifteen (15) Business Days prior to any proposed subletting of all or any portion of the Premises, Tenant shall submit a statement to Landlord (a “Tenant Statement”) containing the following information: (i) the name and address of the proposed subtenant; (ii) the terms and conditions of the proposed subletting, including the rent payable and the value (including cost, overhead and supervision) of any improvements (including any demolition to be performed) to the Premises for occupancy by such subtenant; (iii) the nature and character of the business of the proposed subtenant; and (iv) any other information that Landlord may reasonably request, together with a statement specifically directing Landlord’s attention to the provisions of this Section 12.6(b) requiring Landlord to respond to Tenant’s request within fifteen (15) Business Days after Landlord’s receipt of the Tenant Statement. With respect to any portion of the Premises that Tenant proposes to Sublease for all or substantially all of the remainder of the Term, Landlord may require Tenant to surrender the premises to be sublet (the “Recapture Space”) to Landlord and to accept a termination of this Lease as of a date (the “Recapture Date”) to be designated by Landlord, which date shall be not earlier than the thirtieth (30th) day nor later than the sixtieth (60th) day following the date of the Tenant Statement and this Lease in respect of such Recapture Space shall expire as of the Recapture Date with the same effect as if that were the date hereinbefore set for the expiration of the Lease Term, and the Fixed Rent, the Electricity Additional Rent, the Additional, Rent Space Factor, Tenant’s Share and Tenant’s Tax Share, as applicable, hereunder shall be apportioned or adjusted, as applicable as of such date. Tenant shall be responsible for the costs of constructing demising walls and making other physical changes such that the Recapture Space may lawfully be occupied by a third party. If Landlord shall fail to notify Tenant within such fifteen (15) Business Day period of Landlord’s intention to exercise its rights pursuant to this Section 12.6(b) or if Landlord shall advise Tenant that Landlord does not intend to recapture the Recapture Space, then at such time Landlord shall not unreasonably withhold, delay or condition Landlord’s consent to a sublease to the proposed subtenant on substantially the same terms and conditions set forth in the Tenant Statement, subject to the terms and conditions of this Lease, including Section 12.6(a). If Tenant shall not enter into such sublease within sixty (60) days after the delivery of the Tenant Statement to Landlord, then the provisions of Section 12.1 and this Section 12.6 shall again be applicable to any other proposed subletting.

(c)       If Tenant shall enter into such sublease within ninety (90) days as aforesaid, Tenant shall deliver a true, complete and fully executed counterpart of such sublease to Landlord within five (5) Business Days after execution thereof (and no less than ten (10) days prior to the effective date thereof).

(d)       If Landlord shall elect to require Tenant to surrender the Recapture Space and accept a termination of this Lease solely with respect to such Recapture Space, then this Lease shall expire on the Recapture Date solely with respect to such Recapture Space as if the Recapture Date had been originally fixed as the Expiration Date. Thereafter, Tenant shall be responsible for all physical changes necessary to divide the Premises which changes must be made in compliance with all provisions of this Lease. Landlord shall be free to, and shall have no liability to Tenant (or to any broker engaged by Tenant) if Landlord shall, lease the Recapture Space to Tenant’s prospective assignee or subtenant.

(e)       The failure by Landlord to exercise its option under Section 12.6(b) with respect to any subletting shall not be deemed a waiver of such option with respect to any extension of such subletting or any subsequent subletting of the Premises affected thereby.

Section 12.7.  (a)        In connection with any subletting of the Premises, Tenant shall pay to Landlord an amount equal to fifty percent (50%) of any Sublease Profit derived therefrom. Anything contained herein to the contrary notwithstanding, Tenant shall not be entitled to any proceeds derived from or relating to (directly or indirectly) any leasing of the Recapture Space by Landlord or its designee to any Person. All sums payable hereunder by Tenant shall be calculated on an annualized basis, but shall be paid to Landlord, as additional rent, within ten (10) days after receipt thereof by Tenant.

(b)	For purposes of this Lease:

(i)        “Sublease Profit” shall mean the excess of (1) the Sublease Rent over (2) the then Fixed Rent and Escalation Rent and Electricity Additional Rent.

(ii)       “Sublease Rent” shall mean any rent or other consideration paid to Tenant directly or indirectly by any subtenant or any other amount received by Tenant from or in connection with any subletting (including sums paid for the sale or rental, or consideration received on account of any contribution of Tenant’s Property or sums paid in connection with the supply of electricity or HVAC, cleaning or other services, moving expenses or reimbursement of fees) less the Sublease Expenses.

(iii)      “Sublease Expenses” shall mean: (1) in the event of a sale of Tenant’s Property, the then unamortized or undepreciated cost thereof determined on the basis of Tenant’s federal income tax returns, (2) the reasonable out-of-pocket brokers’ fees paid to unrelated third parties, (3) any sums paid to Landlord pursuant to Section 12.2(b), and (4) the reasonable out-of-pocket cost of improvements or alterations made by Tenant expressly and solely for the purpose of preparing the Premises for such subtenancy if not used by Tenant subsequent to the expiration of the term of the sublease.

(iv)      In determining Sublease Rent, the costs set forth in Clauses (2), (3) and (4) of Section 12.7(b)(iii) shall be amortized on a straight-line basis over the term of such sublease.

(v)       Sublease Profit shall be recalculated from time to time to reflect any corrections in the prior calculation thereof due to (1) subsequent payments received or made by Tenant, (2) the final adjustment of payments to be made by or to Tenant, and (3) mistake. Promptly after receipt or final adjustment of any such payments or discovery of any such mistake, Tenant shall submit to Landlord a recalculation of the Sublease Profit, and an adjustment shall be made between Landlord and Tenant, on account of prior payments made or credits received pursuant to this Section 12.7. In addition, if Sublease Expenses utilized for the purpose of calculating Sublease Profit included an amount attributable to the cost of the improvements made by Tenant expressly and solely for the purpose of preparing the Premises for the occupancy of the subtenant and subsequent to the expiration of the sublease such improvements and/or alterations were not demolished and/or removed, Sublease Profits shall be recalculated as if the cost of such improvements and/or alterations were not incurred by Tenant and Tenant promptly shall pay to Landlord fifty percent (50%) of the additional amount of such Sublease Profit resulting from such recalculation.

Section 12.8.  (a)        Notwithstanding the provisions of Section 12.1, if Landlord shall not exercise its rights pursuant to Section 12.8(b)(ii), Landlord shall not unreasonably withhold, condition or delay its consent to an assignment of this Lease in its entirety provided that:

(i)        at the time of the assignment, this Lease shall be in full force and effect and no Event of Default shall have occurred and be continuing beyond the giving of notice and the expiration of any applicable grace periods;

(ii)       upon the date Tenant delivers the Assignment Statement to Landlord and upon the date immediately preceding the date of any assignment approved by Landlord, the proposed assignee shall have a financial standing (taking into consideration the obligations of the proposed assignee under this Lease) reasonably satisfactory to Landlord, be of a character, be engaged in a business, and propose to use the Premises in a manner in keeping with the standards in such respects of the other tenancies in the Building;

(iii)      the proposed assignee (or any direct or indirect Affiliate of the proposed assignee) shall not be a person or entity with whom Landlord is negotiating to lease space in the Building at the time of receipt of an Assignment Statement;

(iv)      the character of the business to be conducted or the proposed use of the Premises by the proposed assignee shall not (1) be likely to increase Landlord’s operating expenses beyond that which would be incurred for use by Tenant or for use in accordance with the standards of use of other tenancies in the Building; (2) increase the burden on existing cleaning services or elevators over the burden prior to such proposed assignment; (3) violate any provision or restrictions herein relating to the use or occupancy of the Premises; (4) require any alterations, installations, improvements, additions or other physical changes to be performed in or made to any portion of the Building or the Real Property other than the Premises; (5) violate any provision or restrictions in any other lease for space in the Building or in any Superior Lease or Mortgage; or (6) violate any provision or restrictions set forth on Exhibit C. If Landlord shall have consented to an assignment and, as a result of the particular manner of use and occupancy of the Premises by Tenant/assignee, operating expenses are increased, then Tenant shall pay to Landlord, within ten (10) days after demand, as additional rent, all resulting increases in operating expenses directly attributable to such use; and

(v)       the instrument of assignment shall be in form and substance reasonably satisfactory to Landlord and shall expressly provide that the assignee shall agree to assume all of the obligations of Tenant under this Lease from and after the effective date of the assignment.

(b)       (i)        At least fifteen (15) Business Days prior to any proposed assignment, Tenant shall submit a statement to Landlord (the “Assignment Statement”) containing the following information: (1) the name and address of the proposed assignee, (2) the essential terms and conditions of the proposed assignment, including the consideration payable for such assignment and the value (including cost, overhead and supervision) of any improvements (including any demolition to be performed) to the Premises proposed to be made by Tenant to prepare the Premises for occupancy by such assignee, (3) the nature and character of the business of the proposed assignee, and (4) any other information that Landlord may reasonably request, together with a statement specifically directing Landlord’s attention to the provisions of this Section 12.8(b) requiring Landlord to respond to Tenant’s request within fifteen (15) Business Days after Landlord’s receipt of the Assignment Statement. The Assignment Statement shall be executed by Tenant and the proposed assignee and shall indicate both parties’ intent (but not necessarily binding obligation) to enter into an assignment agreement conforming to the terms and conditions of the Assignment Statement and on such other terms and conditions to which the parties may agree which are not inconsistent with the essential terms set forth in the Assignment Statement.

(ii)       Landlord shall have the right, exercisable within fifteen (15) Business Days after Landlord’s receipt of the Assignment Statement, to take an assignment of this Lease (in its own name or that of its designee) for the same consideration payable to Tenant pursuant to the terms of the Assignment Statement (less the amount of any brokerage commission that would have been payable on account of the assignment pursuant to the Assignment Statement), provided Landlord shall take possession of the Premises “as is” in its condition as of the date of such assignment and shall be entitled to a credit against the consideration otherwise payable in the amount, if any, of the value of any improvements, work or demolition proposed to be provided or performed by Tenant pursuant to the Assignment Statement. Upon any such assignment to Landlord, Tenant shall be released from all obligations of “Tenant” under this Lease first accruing after the date of such assignment.

(iii)      If Landlord shall fail to notify Tenant within such fifteen (15) Business Day period of Landlord’s intention to exercise Landlord’s rights pursuant to Section 12.8(b)(ii) or if Landlord shall advise Tenant that Landlord does not intend to exercise such rights, then Landlord shall not unreasonably withhold, condition or delay Landlord’s consent to Tenant’s assignment of this Lease to the proposed assignee on substantially the same terms and conditions set forth in the Assignment Statement, subject to the terms and conditions of this Lease, including Section 12.8(a). If Tenant shall not enter into such assignment within ninety (90) days after the delivery of the Assignment Statement to Landlord, then the provisions of this Section 12.8 shall again be applicable in their entirety to any proposed assignment.

(iv)      If Tenant shall propose to assign this Lease and is about to commence negotiations with a prospective assignee, Tenant shall advise Landlord of the identity of such prospective assignee and (without otherwise limiting Landlord’s rights to approve or disapprove such assignee) Landlord shall, within ten (10) days, advise Tenant if the execution of an assignment agreement with such prospective assignee would violate the provisions of Section 12.8(a)(iii). Tenant may supply Landlord with a list of Persons with whom Tenant plans to negotiate an assignment, and Landlord shall notify Tenant if such Persons would violate the provisions of Section 12.8(a)(iii).

(c)       If Tenant shall assign this Lease, Tenant shall deliver to Landlord, within five (5) Business Days after execution thereof (and no less than ten (10) days prior to the effective date of such transaction): (i) a duplicate original instrument of assignment in form and substance reasonably satisfactory to Landlord, duly executed by Tenant, and (ii) an instrument in form and substance reasonably satisfactory to Landlord, duly executed by the assignee, in which such assignee shall assume observance and performance of, and agree to be personally bound by, all of the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed.

(d)       Tenant shall pay to Landlord, upon receipt thereof, an amount equal to fifty percent (50%) of all Assignment Proceeds. For purposes of this Section 12.8(d), “Assignment Proceeds” shall mean all consideration payable to Tenant, directly or indirectly, by any assignee, including Landlord pursuant to Section 12.8(b), or any other amount received by Tenant from or in connection with any assignment (including sums paid for the sale or rental, or consideration received on account of any contribution, of Tenant’s Property, moving expenses or reimbursement of fees) after deducting therefrom: (i) the reasonable out-of-pocket brokers’ fees paid to unrelated third parties, (ii) any sums paid by Tenant to Landlord pursuant to Section 12.2(b), and (iii) the reasonable out-of-pocket cost of improvements or alterations made by Tenant expressly and solely for the purpose of preparing the Premises for such assignment, as determined by Tenant’s federal income tax returns.

(e)       If the consideration paid to Tenant for any assignment shall be paid in installments, then the expenses specified in Section 12.8(d) shall be amortized over the period during which such installments shall be payable. If Landlord exercises its right to take an assignment of this Lease pursuant to the provisions of Section 12.8(b) hereof, in no event shall Tenant be entitled to any proceeds derived from or relating to (directly or indirectly) any lease or sublease of the Premises by Landlord or further assignment of the Lease.

Section 12.9.  If Landlord shall properly decline to give its consent to any proposed assignment or sublease, Tenant shall indemnify, defend and hold harmless Landlord against and from any and all loss, liability, damages, costs and expenses (including reasonable counsel fees) resulting from any claims that may be made against Landlord by the proposed assignee or subtenant or by any brokers or other persons claiming a commission or similar compensation in connection with the proposed assignment or sublease. If Landlord exercises its option to recapture any portion of the Premises pursuant to Section 12.6(b) or Section 12.8(b), Landlord shall be free to, and shall have no liability to Tenant, if Landlord shall lease the Premises or the applicable portion thereof to Tenant’s proposed assignee or subtenant, as the case may be, and in no event shall Tenant be entitled to any proceeds derived from or relating to any lease or sublease of the Premises thereafter entered into by Landlord.

ARTICLE 13

ELECTRICITY

Section 13.1.  Tenant shall at all times comply with all Requirements and with the rules, regulations, terms and conditions applicable to service, equipment, wiring and requirements of the public utility supplying electricity to the Building. Landlord covenants and agrees that on the Commencement Date and at all times throughout the term of this Lease, the risers and other equipment serving the Premises shall be capable of supplying and shall supply a level (the “Base Electric Power Capacity”) of not less than six (6) watts of electricity per rentable square foot of the Premises, connected load for lighting and convenience outlets throughout the Term (exclusive of base building HVAC and any supplemental HVAC). Landlord shall furnish electric power to the Premises 24 hours per day, 7 days per week, at the Base Electric Power Capacity. Tenant shall not use any electrical equipment that in Landlord’s reasonable judgment taking into account the present and future needs of the Building, would exceed the Base Electric Power Capacity. If Tenant’s electrical requirements exceed the Base Electric Power Capacity and thereby necessitates installation of an additional riser, risers or other proper and necessary equipment, Landlord shall so notify Tenant of the same. Within five (5) Business Days after receipt of such notice, Tenant shall either cease such use of all additional electricity above the Base Electric Power Capacity or shall request that additional electrical capacity above the Base Electric Power Capacity (specifying the amount requested) be made available to Tenant. Landlord, in Landlord’s sole judgment, shall determine whether to make available such additional electrical capacity to Tenant and the amount of such additional electrical capacity to be made available. If Landlord shall agree to make available additional electrical capacity and the same necessitates installation of an additional riser, risers or other proper and necessary equipment, including any switchgear, the same shall be installed by Landlord. Any such installation shall be made at Tenant’s sole cost and expense which expense shall include the actual, reasonable costs of Landlord incurred solely in connection with supplying electric capacity to the Premises in excess of the Base Electric Capacity, and shall be chargeable and collectible as additional rent and paid within thirty (30) days after the rendition of a detailed bill to Tenant therefor. Landlord shall not be liable in any way to Tenant for any failure or defect in the supply or character of electric service furnished to the Premises by reason of any requirement, act or omission of the utility serving the Building or for any other reason not attributable to the gross negligence or willful misconduct of Landlord, whether electricity is provided by public or private utility or by any electricity generation system owned and operated by Landlord.

Section 13.2.  (a)        Subject to the provisions of Section 13.3, on and after the Commencement Date, Landlord shall supply electricity to the Premises. From and after the

Submeter Installation Date, which Submeter Installation Date shall occur no later than ninety (90) days following the Commencement Date, such electricity shall be supplied on a submetered basis in accordance with the provisions of this Article 13 using a submeter or submeters to be installed in the Premises by Landlord at Landlord’s cost and expense, which meters shall measure electricity used or consumed in the Premises excluding any electricity consumed in connection with the production of base building HVAC or services other than electricity that Landlord is required to provide to the Premises in accordance with the terms of this Lease. Tenant shall pay to Landlord, as additional rent for such electricity service, during the Term (the “Electricity Additional Rent”) (a) from the Commencement Date until the day immediately preceding the date that the submeters are installed and functioning in the Premises (the “Submeter Installation Date”), an amount equal to Two Thousand Six Hundred Fifty Three U.S. Dollars ($2,653.00) per month (or portion thereof); and (b) from and after the Submeter Installation Date, and amount equal to (i) the amount Landlord actually pays to the utility company to provide electricity to the Premises, including all applicable surcharges, demand charges, time-of-day charges, energy charges, fuel adjustment charges, rate adjustment charges, taxes and other sums payable in respect thereof based on Tenant’s demand and/or consumption of electricity (and/or any other method of quantifying Tenant’s use of or demand for electricity as set forth in the utility company’s tariff) as registered on a submeter (installed by Landlord at Landlord’s sole cost and expense) for purposes of measuring such demand, consumption and/or other method of quantifying Tenant’s use of or demand for electricity (it being agreed that such submeter shall measure demand and consumption, and off-peak and on-peak use, in either case to the extent such factors are relevant in making the determination of Landlord’s cost) plus (ii) an amount equal to the out-of-pocket costs and expenses incurred by Landlord in connection with reading such meters and preparing the bills therefor not to exceed five percent (5%) of the Electricity Additional Rent. Tenant, from time to time, shall have the right to review Landlord’s meter readings, and Landlord’s calculation of the Electricity Additional Rent, at reasonable times and on reasonable prior notice, by giving notice thereof to Landlord on or prior to the ninetieth (90th) day after the date when Landlord gives Tenant a bill or statement for the Electricity Additional Rent.

(b)       Where more than one meter measures the electricity supplied to Tenant, the electricity rendered through each meter may be computed and billed separately. Bills for the Electricity Additional Rent, together with copies of invoices from the utility company providing such electricity to the Premises, shall be rendered to Tenant at such time as Landlord may elect, and Tenant shall pay the amount shown thereon to Landlord within thirty (30) days after receipt of such bill.

Section 13.3.  Subject to the last sentence of this Section 13.3, Landlord may discontinue furnishing electricity to Tenant in the Premises at any time and to the extent compelled to do so by the public utility furnishing electric service to the Building (the “Public Utility”) or any Requirements (it being agreed that such compulsion shall include Landlord’s inability to legally collect from Tenant the Electricity Additional Rent). If Landlord discontinues furnishing electricity to the Premises, this Lease shall continue in full force and effect and shall be unaffected thereby, except only that from and after the effective date of such discontinuance, Landlord shall not be obligated to furnish electricity to Tenant and Tenant shall not be obligated to pay the Electricity Additional Rent. If Landlord so discontinues furnishing electricity to Tenant, Tenant shall use diligent efforts to obtain electric energy directly from the Public Utility.

The costs of such service shall be paid by Tenant directly to the Public Utility. Such electricity may be furnished to Tenant by means of the existing electrical facilities serving the Premises, at no charge, to the extent the same are available, suitable and safe for such purposes as determined by Landlord. All meters and all additional panel boards, feeders, risers, wiring and other conductors and equipment that may be required to obtain electricity shall be installed by Landlord at Tenant’s expense. Provided that Tenant shall use, and continue to use, diligent efforts to obtain electric energy directly from the Public Utility, to the extent permitted by applicable Requirements, Landlord shall not discontinue furnishing electricity to the Premises until such installations have been made and Tenant shall be able to obtain electricity directly from the Public Utility.

ARTICLE 14

ACCESS TO PREMISES

Section 14.1.  (a)        Subject to and in accordance with the provisions of this Article 14, Tenant shall permit Landlord, Landlord’s agents, representatives, contractors and employees and public utilities servicing the Building to erect, use and maintain, concealed ducts, pipes and conduits in and through the Premises. Subject to and in accordance with the provisions of this Article 14, Landlord, Landlord’s agents, representatives, contractors, and employees and the agents, representatives, contractors, and employees of public utilities servicing the Building shall have the right to enter the Premises at all reasonable times upon reasonable prior notice (except in the case of an emergency, in which event Landlord and Landlord’s agents, representatives, contractors, and employees may enter without prior notice to Tenant), which notice may be oral, to examine the same, to show them to prospective purchasers, or prospective or existing Mortgagees or Lessors, and to make such repairs, alterations, improvements, additions or restorations (i) as Landlord may deem necessary or desirable to the Premises or to any other portion of the Building, or (ii) that Landlord may elect to perform following ten (10) days after notice (except in the case of an emergency, in which event Landlord and Landlord’s agents, representatives, contractors, and employees may enter without prior notice to Tenant), following Tenant’s failure to make repairs or perform any work which Tenant is obligated to make or perform under this Lease, or (iii) for the purpose of complying with any Requirements, a Superior Lease or a Mortgage, and Landlord shall be allowed to take all material into and upon the Premises that may be required therefor without the same constituting an eviction or constructive eviction of Tenant in whole or in part and the Fixed Rent (and any other item of Rental) shall not abate while such repairs, alterations, improvements, additions or restorations are being made, by reason of loss or interruption of business of Tenant, or otherwise.

(b)       Any work performed or installations made pursuant to this Article 14 shall be performed in a good and workerlike manner and shall be made with reasonable diligence and otherwise pursuant to the provisions of Section 4.3; provided that such work shall be performed in a manner so as to minimize interference with Tenant’s use, occupancy and enjoyment of the Premises. Landlord shall cause any debris or refuse to be removed from the work area in the Premises at the end of each day and, upon completion of any such work, Landlord shall repair any damage to the Premises, to any Alterations (including any Specialty Alterations) or to Tenant’s Property, caused by or resulting from such work or activity, and restore such portion of the Premises to its previously existing condition. Landlord shall also clean all areas of the

Premises affected by Landlord’s activities and, upon completion of such work or activity, subject to the provisions of Section 14.1(a), shall remove from the Premises all tools, equipment and materials relating to such work or activity.

(c)       Except as hereinafter provided, any pipes, ducts, or conduits installed in or through the Premises pursuant to this Article 14 shall be concealed behind, beneath or within partitioning, columns, ceilings or floors located or to be located in the Premises. Notwithstanding the foregoing, any such pipes, ducts, or conduits may be furred at points immediately adjacent to partitioning columns or ceilings located or to be located in the Premises, provided that the same are completely furred and that the installation of such pipes, ducts, or conduits, when completed, shall not reduce the usable area of the Premises beyond a de minimis amount.

Section 14.2.  During the twelve (12) month period prior to the Expiration Date, Landlord may exhibit the Premises to prospective tenants.

Section 14.3.  If Tenant shall not be present when, for any reason, entry into the Premises shall be necessary or permissible, Landlord or Landlord’s agents, representatives, contractors or employees may enter the same without rendering Landlord or such agents liable therefor if during such entry Landlord or Landlord’s agents shall accord reasonable care under the circumstances to Tenant’s Property, and without in any manner affecting this Lease. Nothing herein contained, however, shall be deemed or construed to impose upon Landlord any obligation, responsibility or liability whatsoever, for the care, supervision or repair of the Building or any part thereof, other than as provided in this Lease.

Section 14.4.  Landlord also shall have the right at any time, without the same constituting an actual or constructive eviction and without incurring any liability to Tenant therefor, to change the arrangement or location of entrances or passageways, doors and doorways, and corridors, elevators, stairs, toilets, or other public parts of the Building and to change the name, number or designation by which the Building is commonly known, provided that any such change does not (a) unreasonably reduce, interfere with or deprive Tenant of access to the Building or the Premises or (b) reduce the rentable area (except by a de minimis amount) of the Premises. All parts (except surfaces facing the interior of the Premises) of all walls, windows and doors bounding the Premises (including exterior Building walls, exterior core corridor walls, exterior doors and entrances), all balconies, terraces and roofs adjacent to the Premises, all space in or adjacent to the Premises used for shafts, stacks, stairways, chutes, pipes, conduits, ducts, fan rooms, heating, air cooling, plumbing and other mechanical facilities, service closets and other Building facilities are not part of the Premises, and Landlord shall be solely responsible for the maintenance, repair and replacement thereof, and, subject to and in accordance with the provisions of this article, Landlord shall have the use thereof, as well as access thereto through the Premises for the purposes of operation, maintenance, alteration and repair.

ARTICLE 15

CERTIFICATE OF OCCUPANCY

Tenant shall not at any time use or occupy the Premises in violation of the certificate of occupancy at such time issued for the Premises or for the Building and if any Governmental Authority shall hereafter contend or declare by notice, violation, order or in any other manner whatsoever that the Premises are used for a purpose that is a violation of such certificate of occupancy, Tenant, upon written notice from Landlord or any Governmental Authority, shall immediately discontinue such use of the Premises. On the Commencement Date a temporary or permanent certificate of occupancy covering the Premises will be in force permitting the Premises to be used as offices, a copy of which has previously been provided by Landlord to Tenant and a copy of which is annexed hereto as Exhibit H; provided, however, neither such certificate, nor any provision of this Lease, nor any act or omission of Landlord, shall be deemed to constitute a representation or warranty that the Premises, or any part thereof, lawfully may be used or occupied for any particular purpose or in any particular manner, in contradistinction to mere “office” use.

ARTICLE 16

DEFAULT

Section 16.1.  Each of the following events shall be an “Event of Default” hereunder:

(a)       if Tenant shall default in the payment when due of any (i) installment of Fixed Rent or other items of recurring Rental and such default shall continue for five (5) days, or (ii) other item of non-recurring Rental and such default shall continue for five (5) days after notice of such default is given to Tenant, except that if Landlord shall have given two (2) such notices in any twelve (12) month period, Tenant shall not be entitled to any further notice of its delinquency in the payment of Rental until such time as twelve (12) consecutive months shall have elapsed without Tenant having defaulted in any such payment; or

(b)       if the Premises shall become abandoned, (for the purposes of this Article 16, the term “abandoned” shall mean that Tenant shall (i) have vacated the Premises with no intention to return, (ii) not be actively seeking a prospective subtenant of the Premises or assignee of the Lease, and (iii) not be maintaining the Premises in accordance with the standards of an office within a first-class office building in Midtown Manhattan);

(c)       if Tenant’s interest or any portion thereof in this Lease shall devolve upon or pass to any person, whether by operation of law or otherwise, except as expressly permitted under Article 12; or

(d)       (i)        if Tenant shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(ii)       if Tenant shall commence or institute any case, proceeding or other action (1) seeking relief on its behalf as debtor, or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (2) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property; or

(iii)      if Tenant shall make a general assignment for the benefit of creditors; or

(iv)      if any case, proceeding or other action shall be commenced or instituted against Tenant (1) seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (2) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, which in either of such cases (y) results in any such entry of an order for relief, adjudication of bankruptcy or insolvency or such an appointment or the issuance or entry of any other order having a similar effect or (z) remains undismissed for a period of sixty (60) days; or

(v)       if any case, proceeding or other action shall be commenced or instituted against Tenant seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its property that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal, within sixty (60) days from the entry thereof; or

(vi)      if Tenant shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Clauses (ii), (iii), (iv), or (v); or

(vii)     if a trustee, receiver or other custodian is appointed for any substantial part of the assets of Tenant, which appointment is not vacated or stayed within seven (7) Business Days; or

(e)       if Tenant shall fail more than two (2) times during any twelve (12) month period to pay any installment of Fixed Rent when due; or

(f)        if this Lease is assigned (or all or a portion of the Premises are subleased) to a Related Entity and such Related Entity shall no longer be an Affiliate of Tenant (or any permitted successor by merger, consolidation or purchase as provided herein); or

(g)       if Landlord shall present the Letter of Credit to the bank that issued the same in accordance with the provisions of Article 31, and the bank shall fail to honor the Letter of Credit and pay the proceeds thereof to Landlord within one (1) Business Day of tender for any reason whatsoever; or

(h)       if Tenant shall default in the observance or performance of any other term, covenant or condition of this Lease on Tenant’s part to be observed or performed and Tenant shall fail to remedy such default within thirty (30) days after notice by Landlord to Tenant of such default, or if such default is of such a nature that it cannot with due diligence be completely remedied within such thirty (30) day period and Tenant shall not commence within such thirty (30) day period, or shall not thereafter diligently prosecute to completion, all steps necessary to remedy such default within ninety (90) days.

Section 16.2.  (a) If an Event of Default (i) described in Section 16.1(d) shall occur, or (ii) described in any of Sections 16.1(a), (b), (c), (e), (f), (g) or (h) shall occur and Landlord, at any time thereafter, at its option gives written notice to Tenant stating that this Lease and the Term shall expire and terminate on the date Landlord shall give Tenant such notice, then this Lease and the Term and all rights of Tenant under this Lease shall expire and terminate as if the date on which the Event of Default described in Clause (i) occurred or the date of such notice, pursuant to Clause (ii), as the case may be, were the Fixed Expiration Date and Tenant immediately shall quit and surrender the Premises, but Tenant shall nonetheless be liable for all of its obligations hereunder, as provided for in Articles 17 and 18. Anything contained herein to the contrary notwithstanding, if such termination shall be stayed by order of any court having jurisdiction over any proceeding described in Section 16.1(d), or by federal or state statute, then, following the expiration of any such stay, or if the trustee appointed in any such proceeding, Tenant or Tenant as debtor-in-possession shall fail to assume Tenant’s obligations under this Lease within the period prescribed therefor by law or within one hundred twenty (120) days after entry of the order for relief or as may be allowed by the court, or if such trustee, Tenant or Tenant as debtor-in-possession shall fail to provide adequate protection of Landlord’s right, title and interest in and to the Premises or adequate assurance of the complete and continuous future performance of Tenant’s obligations under this Lease as provided in Section 12.3(b), Landlord, to the extent permitted by law or by leave of the court having jurisdiction in such proceeding, shall have the right, at its election, to terminate this Lease on five (5) days’ notice to Tenant, Tenant as debtor-in-possession or such trustee and upon the expiration of such five (5) day period this Lease shall cease and expire as aforesaid and Tenant, Tenant as debtor-in-possession or such trustee shall immediately quit and surrender the Premises as aforesaid.

(b)       If an Event of Default described in Section 16.1(a) shall occur, or this Lease shall be terminated as provided in Section 16.2(a), Landlord, without notice, may re-enter and repossess the Premises using such force for that purpose as may be necessary without being liable to indictment, prosecution or damages therefor and may dispossess Tenant by summary proceedings or otherwise.

Section 16.3.  If at any time, (a) Tenant shall be comprised of two (2) or more persons, or (b) Tenant’s obligations under this Lease shall have been guaranteed by any person other than Tenant, or (c) Tenant’s interest in this Lease shall have been assigned, the word “Tenant”, as used in Section 16.1(d), shall be deemed to mean any one or more of the persons primarily or secondarily liable for Tenant’s obligations under this Lease. Any monies received by Landlord from or on behalf of Tenant during the pendency of any proceeding of the types referred to in Section 16.1(d) shall be deemed paid as compensation for the use and occupation of the Premises and the acceptance of any such compensation by Landlord shall not be deemed an acceptance of Rental or a waiver on the part of Landlord of any rights under Section 16.2.

ARTICLE 17

REMEDIES AND DAMAGES

Section 17.1.  (a)        If there shall occur any Event of Default, and this Lease and the Term shall expire and come to an end as provided in Article 16:

(i)        Tenant shall quit and peacefully surrender the Premises to Landlord, and Landlord and its agents may immediately, or at any time after such default or after the date upon which this Lease and the Term shall expire and come to an end, re-enter the Premises or any part thereof, without notice, either by summary proceedings, or by any other applicable action or proceeding, or by force or otherwise (without being liable to indictment, prosecution or damages therefor), and may repossess the Premises and dispossess Tenant and any other persons from the Premises and remove any and all of their property and effects from the Premises; and

(ii)       Landlord, at Landlord’s option, may relet the whole or any portion or portions of the Premises from time to time, either in the name of Landlord or otherwise, to such tenant or tenants, for such term or terms ending before, on or after the Expiration Date, at such rental or rentals and upon such other conditions, which may include concessions and free rent periods, as Landlord, in its sole discretion, may determine; provided, however, that Landlord shall have no obligation to relet the Premises or any part thereof and shall in no event be liable for refusal or failure to relet the Premises or any part thereof, or, in the event of any such reletting, or refusal or failure to collect any rent due upon any such reletting, and no such refusal or failure shall operate to relieve Tenant of any liability under this Lease or otherwise affect any such liability, and Landlord, at Landlord’s option, may make such repairs, replacements, alterations, additions, improvements, decorations and other physical changes in and to the Premises as Landlord, in its sole discretion, considers advisable or necessary in connection with any such reletting or proposed reletting, without relieving Tenant of any liability under this Lease or otherwise affecting any such liability.

(b)       Tenant waives the service of any notice of intention to re-enter or to institute legal proceedings to that end that may otherwise be required to be given under any present or future Requirement. Tenant, on its own behalf and on behalf of all Persons claiming through or under Tenant, including all creditors, further waives any and all rights that Tenant and all such Persons might otherwise have under any present or future law to redeem the Premises, or to re-enter or repossess the Premises, or to restore the operation of this Lease, after (i) Tenant shall have been dispossessed by a judgment or by warrant of any court or judge, or (ii) any re-entry by Landlord, or (iii) any expiration or termination of this Lease and the Term, whether such dispossess, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease. The words “re-enter,” “re-entry” and “re-entered” as used in this Lease shall not be deemed to be restricted to their technical legal meanings. In the event of a breach or threatened material non-monetary breach by Tenant, or any Persons claiming by, through or under Tenant, of any term, covenant or condition of this Lease, Landlord shall have the right to enjoin such breach and the right to invoke any other remedy allowed by law or in equity as if re-entry, summary proceedings and other special remedies were not provided in this Lease for such breach. The right to invoke the remedies hereinbefore set forth are cumulative and shall not preclude Landlord from invoking any other remedy allowed at law or in equity.

Section 17.2.  (a)        If this Lease and the Term shall expire and come to an end as provided in Article 16, or by or under any summary proceeding or any other action or proceeding, or if Landlord shall re-enter the Premises as provided in Section 17.1, or by or under any summary proceeding or any other action or proceeding, then, in any of such events:

(i)        Tenant shall pay to Landlord all Fixed Rent, Escalation Rent and other items of Rental payable under this Lease by Tenant to Landlord to the date upon which this Lease and the Term shall have expired and come to an end or to the date of re-entry upon the Premises by Landlord, as the case may be;

(ii)       Tenant also shall be liable for and shall pay to Landlord, as damages, any deficiency (referred to as “Deficiency”) between the Rental for the period that otherwise would have constituted the unexpired portion of the Term and the net amount, if any, of rents collected under any reletting effected pursuant to the provisions of Section 17.1(a)(ii) for any part of such period (first deducting from the rents collected under any such reletting all of Landlord’s expenses in connection with the termination of this Lease, Landlord’s re-entry upon the Premises and with such reletting, including all repossession costs, brokerage commissions, legal expenses, attorneys’ fees and disbursements, alteration costs, contribution to work and other expenses of preparing the Premises for such reletting). Any such Deficiency shall be paid in monthly installments by Tenant on the days specified in this Lease for payment of installments of Fixed Rent. Landlord shall be entitled to recover from Tenant each monthly Deficiency as the same shall arise, and no suit to collect the amount of the Deficiency for any month shall prejudice Landlord’s right to collect the Deficiency for any subsequent month by a similar proceeding; and

(iii)      Whether or not Landlord shall have collected any monthly Deficiency as aforesaid, Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord, on demand, in lieu of any further Deficiency as and for liquidated and agreed final damages, a sum equal to the amount by which the Rental for the period that otherwise would have constituted the unexpired portion of the Term (commencing on the date immediately succeeding the last date with respect to which a Deficiency, if any, was collected) exceeds the then fair and reasonable rental value of the Premises for the same period, both discounted to present worth at the Base Rate. If, before presentation of proof of such liquidated damages to any court, commission or tribunal, the Premises, or any part thereof, shall have been relet by Landlord for the period which otherwise would have constituted the unexpired portion of the Term, or any part thereof, the amount of rent reserved upon such reletting shall be deemed, prima facie, to be the fair and reasonable rental value for the part or the whole of the Premises so relet during the term of the reletting.

(b)       If the Premises, or any part thereof, shall be relet together with other space in the Building, the rents collected or reserved under any such reletting and the expenses of any such reletting shall be equitably apportioned for the purposes of this Section 17.2. Tenant shall not be entitled to any rents collected or payable under any reletting, whether or not such rents shall exceed the Fixed Rent reserved in this Lease. Solely for the purposes of this Article 17, the term “Escalation Rent” as used in Section 17.2(a) shall mean the Escalation Rent in effect immediately prior to the Expiration Date, or the date of re-entry upon the Premises by Landlord, as the case may be, adjusted to reflect any increase pursuant to the provisions of Article 27 for the Operating Year immediately preceding such event. Nothing contained in Article 16 or this Article 17 shall be deemed to limit or preclude the recovery by Landlord from Tenant of the maximum amount allowed to be obtained as damages by any statute or rule of law, or of any sums or damages to which Landlord may be entitled in addition to the damages set forth in this Section 17.2.

ARTICLE 18

LANDLORD FEES AND EXPENSES

Section 18.1.  If Tenant is in default under this Lease or if Tenant does or permits any act or thing upon the Premises that would cause Landlord to be in default under any Superior Lease or Mortgage, Landlord may (a) as provided in Section 14.1, perform the same for the account of Tenant, or (b) make any expenditure or incur any obligation for the payment of money, including reasonable attorneys’ fees and disbursements in instituting, prosecuting or defending any action or proceeding, and the cost thereof, with interest thereon at the Applicable Rate, shall be deemed to be additional rent hereunder and shall be paid by Tenant to Landlord within ten (10) days after delivery of any bill or statement to Tenant therefor and if the Term of this Lease shall have expired at the time of making of such expenditures or incurring of such obligations, such sums shall be recoverable by Landlord as damages.

Section 18.2.  If Tenant shall fail to pay any installment of Fixed Rent, Escalation Rent or any other item of Rental when due, Tenant shall pay to Landlord, in addition to such installment of Fixed Rent, Escalation Rent or other item of Rental, as the case may be, as a late charge and as additional rent, a sum equal to interest at the Applicable Rate on the amount unpaid, computed (a) for Fixed Rent and all regularly recurring charges under this Lease, from the date such payment was due to and including the date of payment; (b) for any non-recurring charges, from the date that is five (5) days from the date such payment was due to and including the date of payment.

ARTICLE 19

NO REPRESENTATIONS BY LANDLORD

Landlord and Landlord’s agents and representatives have made no representations or promises with respect to the Building, the Real Property or the Premises except as herein expressly set forth, and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth herein. Tenant shall accept possession of the Premises in the condition that shall exist on the Commencement Date in broom clean condition with all furniture removed and otherwise in its “as is” condition and Landlord shall have no obligation to perform any work or make any installations in order to prepare the Premises for Tenant’s occupancy.

ARTICLE 20

END OF TERM

Upon the expiration or other termination of this Lease, Tenant shall quit and surrender to Landlord the Premises, vacant, broom clean, in good order and condition, ordinary wear and tear and damage for which Tenant is not responsible under the terms of this Lease excepted, and otherwise in compliance with the provisions of Article 3. If the last day of the Term or any renewal thereof falls on Saturday or Sunday, this Lease shall expire on the Business Day immediately preceding. Tenant expressly waives, for itself and for any Person claiming by, through or under Tenant, any rights that Tenant or any such Person may have under the provisions of Section 2201 of the New York Civil Practice Law and Rules and/or any Requirement of similar purpose and import in connection with any holdover summary proceedings that Landlord may institute to enforce the foregoing provisions of this Article 20. Tenant acknowledges that possession of the Premises must be surrendered to Landlord on the Expiration Date. Tenant agrees to indemnify and save Landlord harmless from and against all claims, losses, damages, liabilities, costs and expenses (including attorneys’ fees and disbursements) resulting from delay by Tenant in so surrendering the Premises, including any claims made by any succeeding tenant founded on such delay. The parties recognize and agree that the damage to Landlord resulting from any failure by Tenant to timely surrender possession of the Premises as aforesaid will be extremely substantial, will exceed the amount of the monthly installments of the Fixed Rent and Rental theretofore payable hereunder, and will be impossible to accurately measure. Tenant therefore agrees that if possession of the Premises is not surrendered to Landlord within twenty-four (24) hours after the Expiration Date, in addition to any other rights or remedies Landlord may have hereunder or at law or in equity, and without in any manner limiting Landlord’s right to demonstrate and collect any damages suffered by Landlord and arising from Tenant’s failure to surrender the Premises as provided herein, Tenant shall pay to Landlord on account of use and occupancy of the Premises for each month and for each portion of any month during which Tenant holds over in the Premises after the Expiration Date, a sum equal to (a) during the first thirty (30) days of such holdover, one and one half (1.5) times the aggregate of that portion of the Fixed Rent, Escalation Rent and Rental that was payable under this Lease during the last month of the Term, and (b) thereafter, the greater of (i) two (2) times the aggregate of that portion of the Fixed Rent, Escalation Rent and Rental that was payable under this Lease during the last month of the Term, and (ii) the then fair market rental value for the Premises. Nothing herein contained shall be deemed to permit Tenant to retain possession of the Premises after the Expiration Date or to limit in any manner Landlord’s right to regain possession of the Premises through summary proceedings, or otherwise, and no acceptance by Landlord of payments from Tenant after the Expiration Date shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Article 20. The provisions of this Article 20 shall survive the Expiration Date.

ARTICLE 21

QUIET ENJOYMENT

Provided that no Event of Default has occurred and is then continuing, Tenant may peaceably and quietly enjoy the Premises subject, nevertheless, to the terms and conditions of this Lease, and to all Mortgage(s), Superior Leases or agreements to which this Lease is subordinate, if any.

ARTICLE 22

FAILURE TO GIVE POSSESSION

Tenant waives any right to rescind this Lease under Section 223-a of the New York Real Property Law or any successor Requirement of similar nature and purpose then in force and further waives the right to recover any damages that may result from Landlord’s failure for any reason to deliver possession of the Premises on the date set forth in Section 1.1 for the commencement of the Term. The provisions of this Article are intended to constitute an “express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law. If Landlord is unable to give possession of the Premises on the date set forth in Section 1.1 for the commencement of the Term, and provided that Tenant is not responsible for such inability to give possession, the Commencement Date shall be deemed to be the date upon which Landlord shall deliver possession of the Premises to Tenant. No such failure to give possession on the date set forth in Section 1.1 for the commencement of the Term shall in any way affect the validity of this Lease or the obligations of Tenant hereunder or give rise to any claim for damages by Tenant or claim for rescission of this Lease, nor shall the same be construed in any way to extend the Term.

ARTICLE 23

NO WAIVER

Section 23.1.  No act or thing done by Landlord or Landlord’s agents during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises prior to the termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of this Lease or a surrender of the Premises. In the event Tenant desires to have Landlord sublet the Premises for Tenant’s account, Landlord or Landlord’s agents are authorized to receive such keys for such purpose without releasing Tenant from any of the obligations under this Lease, and Tenant hereby relieves Landlord of any liability for loss of or damage to any of Tenant’s effects in connection with such subletting.

Section 23.2.  The failure of Landlord or Tenant to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, or any of the Rules and Regulations or Alteration Rules and Regulations set forth or hereafter adopted by Landlord, shall not prevent a subsequent act, that would have originally constituted a violation of the provisions of this Lease, from having all of the force and effect of an original violation of the provisions of this Lease. The receipt by Landlord of Fixed Rent, Escalation Rent or any other item of Rental with knowledge of the breach of any covenant or condition of this Lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any of the Rules and Regulations or any Alteration Rules and Regulations now existing or hereafter adopted, against Tenant or any other tenant or occupant of the Building shall not be deemed a waiver of any such Rules and Regulations or Alteration Rules and Regulations. No provision of this Lease shall be deemed to have been waived by Landlord or Tenant, unless such waiver be in writing signed by the waiving party. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Fixed Rent or other item of Rental herein stipulated shall be deemed to be other than on account of the earliest stipulated Fixed Rent or other item of Rental, or as Landlord may elect to apply same, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Fixed Rent or other item of Rental be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Fixed Rent or other item of Rental or to pursue any other remedy provided in this Lease.

ARTICLE 24

WAIVER OF TRIAL BY JURY

THE RESPECTIVE PARTIES HERETO SHALL AND THEY HEREBY DO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT'S USE OR OCCUPANCY OF THE PREMISES, OR FOR THE ENFORCEMENT OF ANY REMEDY UNDER ANY STATUTE, EMERGENCY OR OTHERWISE. IF LANDLORD COMMENCES ANY SUMMARY PROCEEDING AGAINST TENANT, TENANT WILL NOT INTERPOSE ANY COUNTERCLAIM OF WHATEVER NATURE OR DESCRIPTION IN ANY SUCH PROCEEDING (UNLESS FAILURE TO IMPOSE SUCH COUNTERCLAIM WOULD PRECLUDE TENANT FROM ASSERTING IN A SEPARATE ACTION THE CLAIM WHICH IS THE SUBJECT OF SUCH COUNTERCLAIM), AND WILL NOT SEEK TO CONSOLIDATE SUCH PROCEEDING WITH ANY OTHER ACTION WHICH MAY HAVE BEEN OR WILL BE BROUGHT IN ANY OTHER COURT BY TENANT.

ARTICLE 25

INABILITY TO PERFORM

This Lease and the obligation of Tenant to pay Rental hereunder and perform all of the other covenants and agreements hereunder on the part of Tenant to be performed shall in no way be affected, impaired or excused because Landlord is unable to fulfill any of its obligations under this Lease expressly or impliedly to be performed by Landlord or because Landlord is unable to make, or is delayed in making any repairs, additions, alterations, improvements or decorations or is unable to supply or is delayed in supplying any equipment or fixtures, if Landlord is prevented or delayed from so doing by reason of strikes or labor troubles or by accident, or by any cause whatsoever beyond Landlord’s control, including, but not limited to, laws, governmental preemption in connection with a national emergency or by reason of any Requirements of any Governmental Authority or by reason of failure of the HVAC, electrical, plumbing, or other Building Systems in the Building, or by reason of the conditions of supply and demand which have been or are affected by war or other emergency (“Unavoidable Delays”). Landlord shall, in each instance of Unavoidable Delays, exercise reasonable diligence to effect performance when and as soon as possible.

ARTICLE 26

BILLS AND NOTICES

Except as otherwise expressly provided in this Lease, any bills, statements, consents, notices, demands, requests or other communications given or required to be given under this Lease shall be in writing and shall be deemed sufficiently given or rendered if delivered by hand (against a signed receipt), by a nationally recognized reputable overnight courier (against a signed receipt), or if sent by registered or certified mail (return receipt requested) addressed:

If to Tenant: (a) at Tenant’s address set forth in this Lease, Attn.: Accounting; together with a copy to each of the following:

(b) Travelzoo Inc., 800 West El Camino Real, Suite 180, Mountain View, California 94040, Attn: Accounting; (c) Bryan Cave LLP, One Metropolitan Square, St. Louis, MO 63102, Attn.: Denis P. McCusker, Esq. or (c) at any place where Tenant or any agent or employee of Tenant may be found if mailed subsequent to Tenant’s vacating, deserting, abandoning or surrendering the Premises.

If to Landlord: (a) at Landlord’s address set forth in this Lease, Attn.: Director, Real Estate Assets, with a copy to (b) Edward J. Minskoff Equities, Inc., 1325 Avenue of the Americas, New York, New York 10019, Attn.: Chief Financial Officer, and a copy to (c) Baker & Hostetler LLP, 45 Rockefeller Plaza, New York, NY 10111, Attention: Jacqueline A. Weiss, Esq., and a copy to (d) each Mortgagee and Lessor that shall have requested the same by notice given in accordance with the provisions of this Article 26 at the address designated by such Mortgagee or Lessor, or to such other address(es) as Landlord, Tenant or any Mortgagee or Lessor may designate as its new address(es) for such purpose by notice given to the other in accordance with the provisions of this Article 26. Any such bill, statement, consent, notice, demand, request or other communication shall be deemed to have been rendered or given on the date when it shall have been hand delivered, on the next Business Day when sent by overnight courier or three (3) Business Days from when it shall have been mailed as provided in this Article 26. Anything contained herein to the contrary notwithstanding, any Operating Statement, Tax Statement or any other bill, statement, consent, notice, demand, request or other routine communication from Landlord to Tenant with respect to any item of Rental (other than any “default notice” if required hereunder) may be sent to Tenant by regular United States mail.

ARTICLE 27

ESCALATION

Section 27.1.  For the purposes of this Article 27, the following terms shall have the respective meanings set forth below:

(a)       “Assessed Valuation” shall mean, for any Tax Year, the amount for which the Real Property is assessed pursuant to applicable provisions of the New York City Charter and of the Administrative Code of the City of New York for the purpose of calculating all or any portion of the Taxes payable with respect to the Real Property.

(b)	“Base Operating Year” shall mean calendar year 2008.

(c)       “Base Tax Amount” shall mean fifty percent (50%) of the sum of the Taxes attributable to (i) the 2007/2008 Tax Year, as the same may be adjusted, and (ii) the 2008/2009 Tax Year, as the same may be adjusted.

(d)       (i)        “Operating Expenses” shall mean the aggregate of those costs and expenses (and taxes, if any, thereon, including sales and value added taxes) paid or incurred by or on behalf of Landlord (whether directly or through independent contractors) in respect of the Operation of the Property that are properly chargeable to the Operation of the Property in accordance with acceptable and sound accounting principles, together with and including the costs of gas, oil, steam, water, sewer rental, electricity (for the portions of the Property not leased to, and occupied by, tenants), HVAC and other utilities furnished to the Building and utility taxes, management fees (which are deemed to be three (3%) percent of all rents and other income, excluding reimbursement of items other than Taxes and Operating Expenses) derived from the operation of the Property, insurance premiums, attorneys’ fees and disbursements and auditing and other professional fees and expenses (except to the extent such fees and expenses are included within Tenant’s Tax Payment), but specifically excluding:

(1)       Taxes;

(2)       income, franchise, excise, profit, revenue, estate, capital stock, transfer taxes and mortgage recording taxes imposed upon Landlord;

(3)       debt service on Mortgages;

(4)       leasing commissions, lease buy-outs, lease take-overs or rental concessions paid to tenants of the Building and/or third parties to induce such tenants to enter in leases in the Building;

(5)       capital improvements (except as otherwise provided herein);

(6)       the cost of electrical energy and other utilities furnished directly to Tenant and other tenants of the Building for which Landlord is paid or reimbursed;

(7)       the cost of tenant installations incurred in connection with preparing space for a new tenant;

(8)       salaries of personnel above the grade of building manager;

(9)       rent paid under Superior Leases (other than in the nature of Rent consisting of Taxes or Operating Expenses);

(10)     any expense for which Landlord is otherwise fully compensated through the proceeds of insurance or is otherwise compensated by any tenant (including Tenant) of the Building for services in excess of the services Landlord is obligated to furnish to Tenant hereunder;

(11)     legal, arbitration and/or mediation fees incurred in connection with any negotiation of, or disputes arising out of, any space lease in the Building;

(12)     depreciation, except as provided herein;

(13)     Landlord’s advertising and promotional costs for the Building; and

(14)     the costs of acquiring any works of fine art (but not the maintenance thereof),

except, however, that if Landlord is not furnishing any particular work or service (the cost of which if performed by Landlord would constitute an Operating Expense) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses that reasonably would have been incurred during such period by Landlord if it had at its own expense furnished such work or services to such tenant.

(ii)       In determining the amount of Operating Expenses for any Operating Year (including the Base Operating Year), if less than all of the Building’s rentable area shall have been occupied by tenant(s) at any time during any such Operating Year, Operating Expenses shall be determined for such Operating Year to be an amount equal to the like expenses that would normally be expected to be incurred had all such areas been occupied throughout such Operating Year.

(iii)      (1)       If any capital improvement is made during any Operating Year in compliance with a Requirement, whether or not such Requirement is valid or mandatory or in lieu of a repair, then the cost of such improvement shall be included in Operating Expenses for the Operating Year in which such improvement was made; provided, however, to the extent the cost of such improvement is required to be capitalized for federal income tax purposes, such cost shall be amortized over the useful economic life of such improvement as reasonably estimated by Landlord in accordance with acceptable and sound accounting principles, and the annual amortization, together with interest thereon at the then Base Rate, of such improvement shall be deemed an Operating Expense in each of the Operating Years during which such cost of the improvement is amortized.

(2)       If any capital improvement is made during any Operating Year either for the purpose of saving or reducing Operating Expenses (as, for example, a labor-saving improvement), then the cost of such improvement shall be included in Operating Expenses for the Operating Year in which such improvement was made; provided, however, such cost shall be amortized over such period of time as Landlord reasonably estimates in accordance with acceptable and sound accounting principles such savings or reduction in Operating Expenses will equal the cost of such improvement and the annual amortization, together with interest thereon at the then Base Rate, of such improvement shall be deemed an Operating Expense in each of the Operating Years during which such cost of the improvement is amortized.

(e)       “Operating Statement” shall mean a statement in reasonable detail setting forth the amount of Operating Expenses payable by Tenant for an Operating Year.

(f)        “Operating Year” shall mean the calendar year within which the Commencement Date occurs and each subsequent calendar year for any part or all of which Escalation Rent shall be payable pursuant to this Article 27.

(g)       “Taxes” shall mean the aggregate amount of real estate taxes and any general or special assessments (exclusive of penalties and interest thereon due to late payment not resulting directly or indirectly from Tenant’s failure to make timely payment and other than interest charged on Taxes payable in installments) imposed, levied or assessed upon or in connection with the Real Property, including (i) assessments made upon or with respect to any “air” and “development” rights now or hereafter appurtenant to or affecting the Real Property, (ii) any fee, tax or charge imposed by any Governmental Authority for any vaults, vault space or other space within or outside the boundaries of the Real Property, (iii) any taxes or assessments levied in whole or in part for public benefits to the Real Property or the Building, including any Business Improvement District taxes and assessments, and (iv) all taxes assessed or imposed with respect to rentals other than general income and gross receipts taxes; all without taking into account any discount that Landlord may receive by virtue of any early payment of Taxes; provided that if because of any change in the taxation of real estate, any other tax or assessment, however denominated (including any franchise, income, profit, sales, use, occupancy, gross receipts or rental tax) is imposed upon Landlord or the owner of the Real Property or the Building, or the occupancy, rents or income therefrom, in substitution for any of the foregoing Taxes, such other tax or assessment shall be deemed part of Taxes computed as if Landlord’s sole asset were the Real Property. Anything contained herein to the contrary notwithstanding, Taxes shall not be deemed to include (1) any taxes on Landlord’s income, excess profit or revenue, (2) franchise taxes, (3) estate or inheritance taxes or (4) any similar taxes imposed on Landlord, unless such taxes are levied, assessed or imposed in lieu of or as a substitute for the whole or any part of the taxes, assessments, levies, impositions which now constitute Taxes.

(h)       “Tax Expenses” shall mean all expenses, including reasonable and customary attorneys’ and accountants’ fees and disbursements and experts’ and other witnesses’ fees and disbursements, incurred by Landlord in seeking to reduce the amount of any Assessed Valuation of the Real Property, in contesting the amount or validity of any Taxes or Assessed Valuation, or in seeking a refund of any Taxes; provided that that the benefits of such contest proceeding and refunds are credited to Tenant.

(i)        “Tax Statement” shall mean a statement in reasonable detail setting forth the amount of taxes payable by Tenant for a Tax Year.

(j)        “Tax Year” shall mean the period July 1 through June 30 (or such other period as hereinafter may be duly adopted by the Governmental Authority then imposing taxes as its fiscal year for real estate tax purposes), any portion of which occurs during the Term.

Section 27.2.  (a)        If Taxes payable for any Tax Year (any part or all of which falls within the Term) shall represent an increase above the Base Tax Amount, then Tenant shall pay as additional rent for such Tax Year and continuing thereafter until a new Tax Statement is rendered to Tenant, Tenant’s Tax Share of such increase, together with Tenant’s Tax Share of Tax Expenses attributable to such Tax Year (the “Tax Payment”) as shown on the Tax Statement with respect to such Tax Year. Tenant shall be obliged to pay the Tax Payment regardless whether Tenant is exempt in whole or part, from the payment of any Taxes for any other reason whatsoever. The Taxes shall be computed initially on the basis of the Assessed Valuation in effect at the time the Tax Statement is rendered (as the Taxes may have been settled or finally adjudicated prior to such time) regardless of any then pending application, proceeding or appeal respecting the reduction of any such Assessed Valuation, but shall be subject to subsequent adjustment as provided in Section 27.3.

(b)       At any time during or after the Term, Landlord may render to Tenant a Tax Statement or Statements showing (i) a comparison of the Taxes for the Tax Year with the Base Tax Amount and (ii) the amount of the Tax Payment resulting from such comparison, and (iii) the Tax Expenses attributable to such Tax Year. On the first day of the month following the furnishing to Tenant of a Tax Statement, Tenant shall pay to Landlord a sum equal to 1/12th of the Tax Payment shown thereon to be due for such Tax Year multiplied by the number of months of the Term then elapsed since the commencement of such Tax Year, such that Landlord shall have on deposit a sum equal to six (6) months worth of Tax Payments at least thirty (30) days prior to the date the corresponding payment is due to the Governmental Authority. Tenant shall continue to pay to Landlord a sum equal to 1/12th of the Tax Payment shown on such Tax Statement on the first day of each succeeding month until the first day of the month following the month in which Landlord shall deliver to Tenant a new Tax Statement. If Landlord furnishes a Tax Statement for a new Tax Year after the commencement thereof, promptly after the new Tax Statement is furnished to Tenant, Landlord shall give notice to Tenant stating whether the amount previously paid by Tenant to Landlord for the then current Tax Year was greater or less than the installments of the Tax Payment for the then current tax year in accordance with the Tax Statement, and (1) if there shall be a deficiency, Tenant shall pay the amount thereof within ten (10) days after demand therefor, or (2) if there shall have been an overpayment, Landlord shall credit the amount thereof against the next monthly installments of the Fixed Rent payable under this Lease, or if the Term of the Lease has previously expired or been terminated, refund such amount to Tenant. Tax Payments shall be collectible by Landlord in the same manner as Fixed Rent. Landlord’s failure to render a Tax Statement during or with respect to any Tax Year shall not prejudice Landlord’s right to render a Tax Statement during or with respect to any subsequent Tax Year, and shall not eliminate or reduce Tenant’s obligation to make Tax Payments for such Tax Year. Whenever so requested, but not more than once a year, Landlord shall furnish Tenant with a reproduced copy of the tax bill (or receipted bill) for the Taxes for the current or next succeeding Tax Year (if theretofore issued by, and received from, the Governmental Authority).

Section 27.3.  (a)        Only Landlord shall be eligible to institute tax reduction or other proceedings to reduce the Assessed Valuation. If after a Tax Statement has been sent to Tenant, an Assessed Valuation that had been utilized in computing the Taxes for a Tax Year is reduced (as a result of settlement, final determination of legal proceedings or otherwise), and as a result thereof a refund of Taxes is actually received by or on behalf of Landlord, then, promptly after receipt of such refund, Landlord shall send Tenant a Tax Statement adjusting the Taxes for such Tax Year (taking into account the related Tax Expenses) and setting forth Tenant’s Tax Share of such refund and Tenant shall be entitled to receive such share, at Landlord’s option, either by way of a credit against the Fixed Rent next becoming due after the sending of such Tax Statement or by a refund to the extent no further Fixed Rent is due; provided, however, that Tenant’s Tax Share of such refund shall be limited to the portion of the Tax Payment, if any (but not the Tax Expenses), that Tenant had theretofore paid to Landlord attributable to increases in Taxes for the Tax Year to which the refund is applicable on the basis of the Assessed Valuation before it had been reduced.

(b)       If after a Tax Statement has been sent to Tenant, any Assessed Valuation that had been utilized in computing the Base Tax Amount is reduced (as a result of settlement, final determination of legal proceedings or otherwise) then, and in such event: (i) the Base Tax Amount shall be retroactively adjusted to reflect such reduction, and (ii) all retroactive Tax Payments resulting from such retroactive adjustment shall be due and payable when billed by Landlord. Landlord promptly shall send to Tenant a statement setting forth the basis for such retroactive adjustment and Tax Payments.

Section 27.4.  (a)        Tenant shall pay as additional rent for each Operating Year after January 1, 2009 (any part of which falls within the Term) as hereinafter provided an amount (the “Operating Payment”) equal to the amount by which Tenant’s Share of Operating Expenses for such Operating Year exceeds Tenant’s Share of the Operating Expenses attributable to the Base Operating Year.

(b)       At any time during or after the Term, Landlord may render to Tenant an Operating Statement or statements showing (i) a comparison of Tenant’s Share of the Operating Expenses for the Operating Year in question with the Tenant’s Share of Operating Expenses attributable to the Base Operating Year, and (ii) the amount of the Operating Payment resulting from such comparison. Landlord’s failure to render an Operating Statement during or with respect to any Operating Year in question shall not prejudice Landlord’s right to render an Operating Statement during or with respect to any subsequent Operating Year, and shall not eliminate or reduce Tenant’s obligation to make payments of the Operating Payment pursuant to this Article 27 for such Operating Year.

(c)       On the first day of the month following the furnishing to Tenant of an Operating Statement, Tenant shall pay to Landlord a sum equal to 1/12th of the Operating Payment shown thereon to be due for the preceding Operating Year multiplied by the number of months (and any fraction thereof) of the Term then elapsed since the commencement of such Operating Year in which such Operating Statement is delivered, less Operating Payments theretofore made by Tenant for such Operating Year and thereafter, commencing with the then current monthly installment of Fixed Rent and continuing monthly thereafter until rendition of the next succeeding Operating Statement, Tenant shall pay on account of the Operating Payment for such Operating Year an amount equal to 1/12th of the Operating Payment shown thereon to be due for the preceding Operating Year. Any Operating Payment shall be collectible by Landlord in the same manner as Fixed Rent.

(d)       (i)        As used in this Section 27.4, (1) “Tentative Monthly Escalation Charge” shall mean a sum equal to 1/12th of Landlord’s commercially reasonable estimate of Operating Expenses payable by Tenant for the Current Year, and (2) “Current Year” shall mean the Operating Year in which a demand is made upon Tenant for payment of a Tentative Monthly Escalation Charge.

(ii)       At any time in any Operating Year, Landlord, at its option, in lieu of the payments required by Section 27.4(c), may demand and collect from Tenant, as additional rent, a sum equal to the Tentative Monthly Escalation Charge multiplied by the number of months in such Operating Year preceding the demand and reduced by the sum of all payments theretofore made under Section 27.4(c) with respect to said Operating Year, and thereafter, commencing with the month in which the demand is made and continuing thereafter for each month remaining in said Operating Year, the monthly installments of Fixed Rent shall be deemed increased by the Tentative Monthly Escalation Charge. Any amount due to Landlord under this Section 27.4(d) may be included by Landlord in any Operating Statement rendered to Tenant as provided in Section 27.4(b).

(e)       After the end of the Current Year and at any time that Landlord renders an Operating Statement or Statements to Tenant as provided in Section 27.4(b) the amounts, if any, collected by Landlord from Tenant under Sections 27.4(c) or (d) on account of the Operating Payment or the Tentative Monthly Escalation Charge, as the case may be, shall be adjusted, and, if the amount so collected is less than or exceeds the amount actually due under such Operating Statement for the Operating Year, a reconciliation shall be made as follows: Tenant shall be debited with any Operating Payment shown on such Operating Statement and credited with the amounts, if any, paid by Tenant on account in accordance with the provisions of Subsection (c) and Subsection (d)(ii) of this Section 27.4 for the Operating Year in question. Tenant shall pay any net debit balance to Landlord within fifteen (15) days next following rendition by Landlord of an invoice for such net debit balance; any net credit balance shall be applied against the next accruing monthly installments of Fixed Rent.

Section 27.5.  Any Operating Statement sent to Tenant shall be conclusively binding upon Tenant unless, within sixty (60) days after such Statement is sent, Tenant shall send a written notice to Landlord objecting to such Statement and specifying in detail the respects in which such Statement is disputed. If such notice is sent, Tenant (together with its independent certified public accountants, provided they are a reputable national or regional independent certified public accounting firm whose fees are not paid on a percentage of recovery or contingent basis) may, within thirty (30) days after the giving of such notice, examine Landlord’s books and records located at Landlord’s managing agent’s office in Manhattan relating to the Operation of the Property to determine the accuracy of the Operating Statement. Tenant recognizes the confidential nature of such books and records and agrees to maintain the information obtained from such examination in strict confidence. If after such examination, Tenant still disputes such Operating Statement, either party may refer the decision of the issues raised to a reputable independent firm of certified public accountants, selected by Landlord and approved by Tenant, which approval shall not be unreasonably withheld or delayed as long as such firm of certified public accountants is one of the so-called “big-four” public accounting firms or if at such time there is no group of accounting firms commonly referred to as “big-four”, then a nationally recognized firm of at least one hundred fifty (150) partners or principals who are certified public accountants, and the decision of such accountants shall be conclusively binding upon the parties. The fees and expenses involved in such decision shall be borne by the unsuccessful party (and if both parties are partially successful, such fees and expenses shall be apportioned between Landlord and Tenant in inverse proportion to the amount by which such decision is favorable to each party). Notwithstanding the giving of such notice by Tenant, and pending the resolution of any such dispute, Tenant shall pay to Landlord when due the amount shown on any such Operating Statement, as provided in Section 27.4. If it is determined that there was an overstatement of the Operating Expenses, then any overpayments by Tenant shall be credited against the next installment of Fixed Rent then due, or, if such determination is made after the expiration or earlier termination of the Lease, shall be promptly refunded to Tenant.

Section 27.6.  The expiration or termination of this Lease during any Operating Year or Tax Year shall not affect the rights or obligations of the parties hereto respecting any payments of Operating Payments for such Operating Year and any payments of Tax Payments for such Tax Year, and any Operating Statement relating to such Operating Payment and any Tax Statement relating to such Tax Payment may be sent to Tenant subsequent to, and all such rights and obligations shall survive any such expiration or termination of this Lease for a period of one (1) year. In determining the amount of the Operating Payment for the Operating Year or the Tax Payment for the Tax Year in which the Term shall expire, the payment of the Operating Payment for such Operating Year or the Tax Payment for the Tax Year shall be prorated based on the number of days of the Term that fall within such Operating Year or Tax Year, as the case may be. Any payments due under such Operating Statement or Tax Statement shall be payable within twenty (20) days after such statement is sent to Tenant.

ARTICLE 28

SERVICES

Section 28.1.  (a)        Landlord shall provide passenger elevator service to the Premises on Business Days from 7:00 A.M. to 6:30 P.M. and have at least one (1) elevator subject to call at all other times.

(b)       Landlord shall provide one (1) freight elevator serving the Premises and the entire Building on call on a “first come, first served” basis on Business Days from 7:00 A.M. to 6:30 P.M., and on a reservation, “first come, first served” basis on Business Days from 6:30 P.M. to 7:00 A.M. and at any time on days other than Business Days. If Tenant shall use the freight elevators serving the Premises between 6:30 P.M. and 7:00 A.M. on Business Days or at any time on any other days, Tenant shall pay Landlord, as Additional Rent for such use, the standard rates for at least the then standard minimum number of hours set for overtime use then fixed by Landlord for the Building, or if no such rates are then fixed, at reasonable rates.

(c)       Landlord shall not be required to furnish any freight elevator services during the hours from 6:30 P.M. to 7:00 A.M. on Business Days and at any time on days other than Business Days unless Landlord has received advance notice from Tenant requesting such services prior to 2:00 P.M. of the day upon which such service is requested or by 2:00 P.M. of the last preceding Business Day if such periods are to occur on a day other than a Business Day.

Section 28.2.  Landlord, at Landlord’s expense (but subject to recoupment pursuant to Article 27), shall furnish to the convector units located at the perimeter of the Premises and to the interior of the Premises via the Building System that supplies air conditioning to the interior of the Premises (in each event for distribution by Tenant within the Premises) through the HVAC System, when required for the comfortable occupancy of the Premises, HVAC in accordance with the specifications set forth in Schedule C, on a year round basis from 7:00 A.M. to 6:30 P.M. on Business Days and from 8:00 A.M. to 1:00 P.M. on Saturdays other than legal holidays. Subject to and in accordance with the provisions of this Lease (including, without limitation, Article 14) Landlord, throughout the Term, shall have free access to any and all mechanical installations of Landlord, including air-cooling, fan, ventilating and machine rooms and electrical closets. Tenant shall not construct partitions or other obstructions that may interfere with Landlord’s free access thereto, or interfere with the moving of Landlord’s equipment to and from the enclosures containing said installations. Neither Tenant, nor its agents, employees or contractors shall at any time enter such enclosures or tamper with, adjust or touch or otherwise in any manner affect said mechanical installations. Tenant shall draw and close the draperies or blinds for the windows of the Premises whenever the HVAC System is in operation and the position of the sun so requires and shall at all times cooperate fully with Landlord and abide by all of the regulations and requirements which Landlord may prescribe for the proper functioning and protection of the HVAC System.

Section 28.3.  The Fixed Rent does not reflect or include any charge to Tenant for the furnishing of any necessary HVAC to the Premises during periods other than the hours and days set forth above (“Overtime Periods”). Accordingly, if Landlord shall furnish such HVAC to the Premises at the request of Tenant during Overtime Periods, Tenant shall pay Landlord additional rent for such services at the standard rates fixed by Landlord for the Building from time to time. The standard per hour rate for these services during overtime periods as of 2008 is Three Hundred Twenty Five U.S. Dollars ($325.00) per hour, with a minimum of four (4) hours of use. Landlord shall not be required to furnish any such services during any Overtime Periods unless Landlord has received advance notice from Tenant requesting such services prior to 2:00 P.M. of the day upon which such services are requested or by 2:00 P.M. of the last preceding Business Day if such Overtime Periods are to occur on a day other than a Business Day. If Tenant fails to give Landlord such advance notice, then failure by Landlord to furnish or distribute any such services during such Overtime Periods shall not entitle Tenant to any remedies, abatement or diminution of Rental, or otherwise relieve Tenant from any of its obligations under this Lease, or otherwise impose any liability upon Landlord or its agents for any reason whatsoever. To the extent there exist at any time supplemental HVAC units in the Premises that are utilized by occupants of the Premises, Landlord shall supply condenser water, and Tenant shall pay to Landlord as Additional Rent, at the standard rates established by Landlord for the Building from time to time or if no such rates are then established, at reasonable rates, for condenser water, together with Landlord’s one-time actual costs for system tie-ins and drain downs. Landlord’s standard rate, as of the date of this Lease, is One Thousand U.S. Dollars ($1,000.00) per ton (or portion thereof) per year connected to such supplemental HVAC units.

Section 28.4.  Landlord shall cause the Premises, excluding any portions thereof used for the storage, preparation, service or consumption of food or beverages, to be cleaned on Business Days, substantially in accordance with the standards set forth in Schedule B (a) at Landlord’s expense (but subject to recoupment pursuant to Article 27) if Tenant shall keep the Premises in reasonable order, or (b) at Tenant’s expense if Tenant shall fail to keep the Premises in reasonable order. Tenant shall pay to Landlord the cost of removal of any of Tenant’s refuse and rubbish from the Premises and the Building to the extent that the same exceeds the refuse and rubbish usually attendant upon the use of such Premises as offices. Bills for the same shall be rendered by Landlord to Tenant at such time as Landlord may elect and such sums shall be due as additional rent, payable within ten (10) days after the same is rendered. Tenant, at Tenant’s sole cost and expense, shall cause all portions of the Premises used for the storage, preparation, service or consumption of food or beverages to be cleaned daily in a manner reasonably satisfactory to Landlord, and to be exterminated against infestation by vermin, rodents or roaches regularly and, in addition, whenever there shall be evidence of any infestation. Any such exterminating shall be done at Tenant’s sole cost and expense, in a manner satisfactory to Landlord, and by Persons approved by Landlord (which approval shall not be unreasonably withheld, delayed or conditioned). If Tenant shall perform any cleaning services in addition to the services provided by Landlord as aforesaid, Tenant shall, at Tenant’s sole election, either employ the cleaning contractor providing cleaning services to the Building on behalf of Landlord or such other cleaning contractor as shall be approved by Landlord (which approval shall not be unreasonably withheld, delayed or conditioned). Tenant shall comply with any recycling program and/or refuse disposal program (including any program related to the recycling, separation or other disposal of paper, glass or metals) that Landlord shall reasonably impose or that shall be required pursuant to any Requirements.

Section 28.5.  If the New York Board of Fire Underwriters or the Insurance Services Office or any Governmental Authority, department or official of the state or city government shall require or recommend that any changes, modifications, alterations or additional sprinkler heads or other equipment be made or supplied by reason of Tenant’s particular manner of use of the Premises, or the location of the partitions, trade fixtures, or other contents of the Premises, Landlord, at Tenant’s cost and expense, shall promptly make and supply such changes, modifications, alterations, additional sprinkler heads or other equipment, subject to Landlord’s approval in accordance with Article 3.

Section 28.6.  Landlord shall provide to the core lavatories, the executive bathrooms and the pantry located in the Premises “tempered” water and cold water for ordinary lavatory purposes and cold water to the Premises for ordinary drinking, cleaning and lavatory purposes, 24 hours per day, 7 days per week. If Tenant requires, uses or consumes water for any purpose in addition to ordinary drinking, cleaning, pantry or lavatory purposes, Landlord may install a water meter and thereby measure Tenant’s excess water consumption. In such event (a) Tenant shall pay Landlord for the cost of the meter and the cost of the installation thereof and through the duration of Tenant’s occupancy Tenant shall keep such meter and equipment in good working order and repair at Tenant’s own cost and expense; and (b) Tenant shall pay for water consumed at the Premises in excess of that for ordinary drinking, cleaning, kitchen and lavatory purposes as shown on such meter, as additional rent, and on default in making such payment, Landlord may pay such charges to the third party provider and collect the same from Tenant within ten (10) days after rendition of a bill therefor. Hot water shall be supplied to the executive bathrooms and pantry within the Premises via an existing water heater. All electric costs for heating such water shall be borne by Tenant and billed pursuant to Section 13.2.

Section 28.7.  Landlord reserves the right to interrupt or stop service of the HVAC System or the elevator, freight elevator, electrical, plumbing or other Building Systems when necessary, by reason of accident or emergency, or for repairs, additions, alterations, replacements or improvements in the commercially reasonable judgment of Landlord desirable or necessary to be made, until such repairs, alterations, replacements or improvements shall have been completed (which repairs, additions, alterations, replacements and improvements shall be performed in accordance with Section 4.3). Landlord shall have no responsibility or liability for interruption, curtailment or failure to supply HVAC, elevator, freight elevator, electrical, plumbing or other Building Systems when prevented by Unavoidable Delays or by any Requirement of any Governmental Authority or due to the exercise of its right to stop service as provided in this Article 28. The exercise of such right or such failure by Landlord shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any compensation or to any abatement or diminution of Rental, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or its agents by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business, or otherwise.

Section 28.8.  (a)        At all times during the term, Landlord shall (i) cause the lobby to be manned by a uniformed person behind a first class lobby desk to provide information to visitors of the Building, and (ii) have security personnel in keeping with first-class office buildings in Midtown Manhattan comparable to the Building. Except in the case of emergency or as may otherwise be required by Requirements, Tenant shall have access to the Building, the elevator lobby and the Premises twenty-four (24) hours per day seven (7) days per week, subject to Landlord’s security procedures. Notwithstanding the foregoing, Landlord shall have no liability to Tenant or to any party claiming by, through or under Tenant, for any loss that may be incurred by Tenant or any such party for any violation of any security procedures established by Landlord or circumvention of such procedures or any failure of any security equipment installed at the Building which may occur from time to time.

(b)       There is currently no Building directory. Should Landlord install a computerized directory in the lobby of the Building, Landlord shall make available to Tenant Tenant’s Share of the total listings in the directory. The initial programming shall be without charge to Tenant. Thereafter, from time to time, but not more frequently than once every three (3) months, Landlord shall reprogram the computerized directory to reflect such changes in the listings therein as Tenant shall request, and Tenant shall promptly pay to Landlord a reasonable reprogramming charge for each reprogramming Tenant requests. If Landlord installs a standard directory in the lobby of the Building, Tenant shall be entitled to Tenant’s proportionate share of all directory listings available to office space tenants, but not less than one (1) listing on such directory.

(c)       Tenant, at Tenant’s sole cost and expense, shall be entitled to erect a sign on the front door of its Premises that is in keeping with other signage on multi-tenanted floors in the Building and that is otherwise reasonably satisfactory to Landlord.

ARTICLE 29

PARTNERSHIP TENANT

If Tenant is a partnership (including a limited liability partnership) or a limited liability company or a professional corporation (or is comprised of two (2) or more Persons, individually or as co-partners of a partnership (including a limited liability partnership), as members of a limited liability company or as shareholders of a professional corporation) or if Tenant’s interest in this Lease shall be assigned to a partnership (including a limited liability partnership) a limited liability company or a professional corporation (or to two (2) or more Persons, individually or as co-partners of a partnership, as members of a limited liability company or shareholders of a professional corporation) pursuant to Article 12 (any such partnership, professional corporation and such Persons are referred to in this Article 29 as “Partnership Tenant”), the following provisions shall apply to such Partnership Tenant: (a) the liability of each of the parties comprising Partnership Tenant shall be joint and several; (b) each of the parties comprising Partnership Tenant hereby consents in advance to, and agrees to be bound by (i) any written instrument that may hereafter be executed by Partnership Tenant or any successor entity, changing, modifying, extending or discharging this Lease, in whole or in part, or surrendering all or any part of the Premises to Landlord, and (ii) any notices, demands, requests or other communications that may hereafter be given by Partnership Tenant or by any of the parties comprising Partnership Tenant; (c) any bills, statements, notices, demands, requests or other communications given or rendered to Partnership Tenant or to any of such parties shall be binding upon Partnership Tenant and all such parties; (d) if Partnership Tenant shall admit new partners, shareholders or members, as the case may be, Partnership Tenant shall give Landlord notice of such event not later than ten (10) Business Days prior to the admission of such partner(s), shareholder(s) or member(s) together with an assumption agreement in form and substance satisfactory to Landlord pursuant to which each of such new partners, shareholders or members, as the case may be, shall, by their admission to Partnership Tenant, agree to assume joint and several liability for the performance of all of the terms, covenants and conditions of this Lease (as the same may have been or thereafter be amended) on Tenant’s part to be observed and performed; it being expressly understood and agreed that each such new partner, shareholder or member (as the case may be) shall be deemed to have assumed joint and several liability for the performance of all of the terms, covenants and conditions of this Lease (as the same may have been or thereafter be amended), whether or not such new partner, shareholder or member shall have executed such assumption agreement, and that neither Tenant’s failure to deliver such assumption agreement nor the failure of any such new partner, member or shareholder, as the case may be, to execute or deliver any such agreement to Landlord shall vitiate the provisions of this Clause (d) of this Article 29).

ARTICLE 30

VAULT SPACE

Notwithstanding anything contained in this Lease or indicated on any sketch, blueprint or plan, any vaults, vault space or other space outside the boundaries of the Real Property are not included in the Premises. Landlord makes no representation as to the location of the boundaries of the Real Property. All vaults and vault space and all other space outside the boundaries of the Real Property that Tenant may be permitted to use or occupy are to be used or occupied under a revocable license, and if any such license shall be revoked, or if the amount of such space shall be diminished or required by any Governmental Authority or by any public utility company, such revocation, diminution or requisition shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Rental, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord. Any fee, tax or charge imposed by any Governmental Authority for any such vaults, vault space or other space occupied by Tenant shall be paid by Tenant.

ARTICLE 31

SECURITY

Section 31.1.  Upon the execution of this Lease, Tenant shall deposit with Landlord on the signing of this Lease a “clean,” unconditional, irrevocable and transferable direct pay letter of credit (the “Letter of Credit”) in the Security Deposit Amount, in substantially the same form as Exhibit E or otherwise in form and substance satisfactory to Landlord, issued by and drawn on a bank reasonably satisfactory to Landlord and that is a member of the New York Clearing House Association, for the benefit of Landlord, as security for the faithful performance and observance by Tenant of the terms, covenants, conditions and provisions of this Lease that are Tenant’s obligation to observe, perform or keep. Notwithstanding the foregoing, Landlord hereby approves Silicon Valley Bank as the Letter of Credit issuer hereunder

Section 31.2.  The Letter of Credit shall provide, among other things, that it shall be drawable, either in partial draws or in one draw for the full amount of the Letter of Credit upon delivery to the issuing bank of a sight draft and the Letter of Credit. If an Event of Default shall occur and be continuing, Landlord shall have the right, at Landlord’s sole election, to draw down upon the Letter of Credit and apply the whole or any part of the proceeds thereof, as the case may be, (a) toward the payment of any Fixed Rent, Escalation Rent or any other item of Rental as to which Tenant is in default, (b) toward any sum that Landlord may expend or be required to expend by reason of Tenant’s default in respect of any of the terms, covenants and conditions of this Lease, including any damage, liability or expense (including reasonable attorneys’ fees and disbursements) incurred or suffered by Landlord, and (c) toward any damage or deficiency incurred or suffered by Landlord in the reletting of the Premises, whether such damages or deficiency accrue or accrues before or after summary proceedings or other re-entry by Landlord. If Landlord applies or retains any part of the proceeds of the Letter of Credit, Tenant, upon demand, shall deposit with Landlord the amount so applied or retained (in the form of an additional Letter of Credit or an amendment to the then existing Letter of Credit, in either case, in form and substance reasonably satisfactory to Landlord and consistent with this Article 31) so that Landlord shall have the full Security Deposit Amount on hand at all times during the Term. If for any reason in connection with the bankruptcy or insolvency of Tenant, Landlord is required to return or repay to Tenant any Rental, then at Landlord’s election, the Letter of Credit may be drawn upon and the proceeds thereof applied by Landlord to offset all or any portion of the amounts so returned or repaid. If Tenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Lease, the Letter of Credit shall be returned to Tenant with reasonable promptness after the Expiration Date and after delivery of possession of the Premises to Landlord in accordance with the terms of this Lease. In the event of a sale or leasing of the Real Property or the Building, Landlord shall have the right to transfer the Letter of Credit to the vendee or lessee, and Landlord shall thereupon be released by Tenant from all liability for the return of such Letter of Credit, and Tenant shall cause the Letter of Credit issuer, at no cost to Landlord (and Tenant shall pay to the issuer all related fees charged by the issuer for such transfer), to issue an amendment to the Letter of Credit or issue a new Letter of Credit naming the vendee or lessee as the beneficiary thereunder. Tenant shall look solely to the new landlord for the return of the Letter of Credit. The provisions hereof shall apply to every transfer or assignment of the Letter of Credit made to a new landlord.

Section 31.3   The “Security Deposit Amount” initially shall mean Eight Hundred Seventy Five Thousand Four Hundred Ninety U.S. Dollars ($875,490.00); provided, however, that if Tenant is not then in default in the performance of any obligation on its part to be performed or observed under this Lease after notice as required under this Lease, effective on or after the three (3) year anniversary of the Rent Commencement Date, the Security Deposit Amount shall be reduced to Six Hundred Nineteen Thousand Seven Hundred Forty and 80/100 U.S. Dollars ($619,740.80). If on the foregoing date for reduction, the Security Deposit Amount is not so reduced due to a default then existing, then, provided Tenant cures such default before the expiration of applicable grace or cure periods set forth in this Lease, the Security Deposit Amount shall be reduced as set forth above promptly after such cure has been fully made and Landlord has received notice of the same.

Section 31.4   If as a result of any reduction in the Security Deposit Amount pursuant to Section 31.3, Landlord is holding a letter of credit in an aggregate amount that differs from the Security Deposit Amount, Landlord shall, within twenty (20) Business Days after Tenant’s written request therefor, (a) return the Letter of Credit then held by Landlord to Tenant in immediate exchange for a new Letter of Credit, (b) if more than one Letter of Credit shall then be held by Landlord, return one or more of such Letter of Credit, or (c) accept an amendment to the Letter of Credit (or, if there is more than one Letter of Credit, accept amendments to one or more of such Letters of Credit) then held by Landlord in form and substance reasonably acceptable to Landlord, so that thereafter, in any case, Landlord shall hold one or more Letters of Credit in an aggregate amount equal to the Security Deposit Amount.

Section 31.5.  If any Letter of Credit provides that the amount drawable thereunder shall cease to be available on a date prior to the date that is ninety-one (91) days after the Fixed Expiration Date, Tenant shall, at least sixty (60) days prior to the date specified in the Letter of Credit as being the date on which such drawable amount will cease to be available, either furnish to Landlord a renewal or extension of such Letter of Credit or a new Letter of Credit in an amount equal to the Security Deposit Amount. Failure to comply with the provisions of the preceding sentence prior to the commencement of such sixty (60) day period shall be deemed to be a default under this Lease and Landlord may, at any time during such sixty (60) day period, draw upon the Letter of Credit and retain as a cash deposit hereunder the amount so drawn, and hold and apply such cash deposit in the same manner and to the same extent as Landlord would have been entitled to apply the proceeds of the Letter of Credit had the same not been so drawn upon; provided, however, that neither Landlord’s drawing down of the Letter of Credit nor its retention of any of the proceeds of the Letter of Credit shall be deemed or construed to cure Tenant’s default hereunder, which can only be cured by the delivery of a renewal or extension of the Letter of Credit or a new Letter of Credit in an amount equal to the Security Deposit Amount.

Section 31.6.  Tenant will not assign or encumber, or attempt to assign or encumber, its interest in the Letter of Credit or its rights thereto and neither Landlord nor its successors or assigns shall be bound by any such assignment or encumbrance, or attempted assignment or attempted encumbrance.

ARTICLE 32

CAPTIONS

The captions are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease nor the intent of any provision thereof.

ARTICLE 33

PARTIES BOUND

The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and their respective legal representatives, successors, and, except as otherwise provided in this Lease, their assigns.

ARTICLE 34

BROKER

Each party represents and warrants to the other that it has not dealt with any broker or Person in connection with this Lease other than Edward J. Minskoff Equities, Inc. (“Broker”). The execution and delivery of this Lease by each party shall be conclusive evidence that such party has relied upon the foregoing representation and warranty. Landlord shall pay all commissions and fees due Broker pursuant to a separate agreement. Tenant shall indemnify and hold Landlord harmless from and against any and all claims for commissions, fees or other compensation by any Person (other than Broker) who shall claim to have dealt with Tenant in connection with this Lease and for any and all costs incurred by Landlord in connection with such claims, including reasonable attorneys’ fees and disbursements. The provisions of this Article 34 shall survive the Expiration Date.

ARTICLE 35

INDEMNITY

Section 35.1.  Tenant shall not do or permit any act or thing to be done upon the Premises that may subject Landlord to any liability or responsibility for injury, damages to persons or property or to any liability by reason of any violation of any Requirement, and shall exercise such control over the Premises as to fully protect Landlord against any such liability. Tenant shall indemnify and save the Indemnitees harmless from and against (a) all claims of whatever nature against any of the Indemnitees arising from any act, omission or negligence of Tenant, its contractors, licensees, agents, servants, employees, invitees or visitors; (b) all claims against the Indemnitees arising from any accident, injury or damage whatsoever caused to any Person or to the property of any Person and occurring during the Term in or about the Premises; (c) all claims against the Indemnitees arising from any accident, injury or damage occurring outside of the Premises but anywhere within or about the Real Property, where such accident, injury or damage results or is claimed to have resulted from an act, omission or negligence of Tenant or Tenant’s contractors, licensees, agents, servants, employees, invitees or visitors; and (d) any breach, violation or non-performance of any covenant, condition or agreement in this Lease set forth and contained on the part of Tenant to be fulfilled, kept, observed and performed. This indemnity and hold harmless agreement shall include indemnity from and against any and all liability, fines, suits, demands, costs and expenses of any kind or nature (including attorneys’ fees and disbursements) incurred in or in connection with any such claim or proceeding brought thereon, and the defense thereof but except with respect to claims with respect to bodily injury or death, shall be limited to the extent any insurance proceeds collectible by Landlord under policies owned by Landlord or such injured party with respect to such damage or injury are insufficient to satisfy same.

Section 35.2.  If any claim, action or proceeding is made or brought against Landlord for which Tenant shall be obligated to indemnify Landlord against pursuant to the terms of this Lease, then Landlord shall promptly notify Tenant of such claim, action or proceeding, and Tenant, at its own cost and expense, shall, at Landlord’s request, resist or defend such claim, action or proceeding in Landlord’s name using such attorneys as shall be reasonably approved by Landlord. Notwithstanding the foregoing, Landlord may, at Tenant’s expense, retain Landlord’s own attorneys to assist in defending any claim, action or proceeding involving potential liability. The provisions of this Article 35 shall survive the Expiration Date.

ARTICLE 36

ADJACENT EXCAVATION-SHORING

If an excavation shall be made upon land adjacent to the Premises, or shall be authorized to be made, Tenant, upon reasonable advance notice, shall afford to the Person causing or authorized to cause such excavation, a license to enter upon the Premises for the purpose of doing such work as such Person shall deem necessary to preserve the wall or the Building from injury or damage and to support the same by proper foundations, without any claim for damages or indemnity against Landlord, or diminution or abatement of Rental.

ARTICLE 37

MISCELLANEOUS

Section 37.1.  If Landlord or Landlord's agent offers this Lease to Tenant, such offer is made subject to Landlord's acceptance and approval. Notwithstanding Tenant’s execution of this Lease, Tenant acknowledges that this Lease shall not be binding upon Landlord until such time as Landlord approves and executes this Lease, and Tenant receives a counterpart. The parties may execute several copies of this Lease. All copies of this Lease bearing signatures of the parties shall constitute one and the same Lease, binding upon all parties. The parties may exchange counterpart signatures by facsimile or electronic transmission and the same shall constitute delivery of this Lease with respect to the delivering party. If a variation or discrepancy among counterparts occurs, the copy of this Lease in Landlord’s possession shall control.

Section 37.2.  The obligations of Landlord under this Lease shall not be binding upon Landlord named herein after the sale, conveyance, assignment or transfer by such Landlord (or upon any subsequent landlord after the sale, conveyance, assignment or transfer by such subsequent landlord) of its interest in the Building or the Real Property, as the case may be, and in the event of any such sale, conveyance, assignment or transfer, Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder. The partners, shareholders, directors, officers and principals, direct and indirect, comprising Landlord (collectively, the “Parties”) shall not be liable for the performance of Landlord’s obligations under this Lease. Tenant shall look solely to Landlord to enforce Landlord’s obligations hereunder and shall not seek any damages against any of the Parties. The liability of Landlord for Landlord’s obligations under this Lease shall be limited to Landlord’s interest in the Real Property and Tenant shall not look to any other property or assets of Landlord or the property or assets of any of the Parties in seeking either to enforce Landlord’s obligations under this Lease or to satisfy a judgment for Landlord’s failure to perform such obligations.

Section 37.3.  Notwithstanding anything contained in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated Fixed Rent, Escalation Rent, Additional Rent, Electricity Additional Rent or Rental, shall constitute rent for the purposes of Section 502(b)(7) of the Bankruptcy Code or any similar or successor Requirement.

Section 37.4.  Tenant’s liability for all items of Rental shall survive the Expiration Date.

Section 37.5.  Tenant shall reimburse Landlord as additional rent, within ten (10) days after rendition of a statement, for all actual out-of-pocket expenditures (including reasonable attorneys’ fees and disbursements) made by, or damages or fines sustained or incurred by, Landlord, due to any default by Tenant under this Lease, with interest thereon at the Applicable Rate.

Section 37.6.  Neither this Lease nor a memorandum of the Lease shall be recorded by Tenant against the Real Property.

Section 37.7.  Except for judicially determined willful misconduct or actual bad faith on Landlord’s part, Tenant waives any claim against Landlord that Tenant may have based upon any assertion that Landlord has unreasonably withheld, conditioned or delayed any consent or approval requested by Tenant, and Tenant’s sole remedy shall be an action or proceeding to enforce any related provision or for specific performance, injunction or declaratory judgment. In the event of a determination that such consent or approval has been unreasonably withheld or delayed, the requested consent or approval shall be deemed to have been granted; provided, however, that Landlord shall have no liability to Tenant for its refusal or failure to give such consent or approval. Tenant’s sole remedy for Landlord’s unreasonably withholding or delaying consent or approval shall be as provided in this Section 37.7.

Section 37.8.  This Lease contains the entire agreement between the parties and supersedes all prior understandings, if any, with respect thereto. This Lease shall not be modified, changed, or supplemented, except by a written instrument executed by both parties.

Section 37.9.  Tenant hereby irrevocably (a) consents and irrevocably submits to the jurisdiction of any Federal, state, county or municipal court sitting in the State of New York in New York County in respect to any action or proceeding brought therein by Landlord against Tenant concerning any matters arising out of or in any way relating to this Lease; (b) irrevocably waives personal service of any summons and complaint and consents to the service upon it of process in any such action or proceeding by mailing of such process to Tenant at the address set forth herein and hereby irrevocably also designates Bryan Cave LLP, 1290 Avenue of the Americas, New York, New York 10104, attention: Head of the Real Estate Group or other law firm located in Manhattan if disclosed to Landlord in writing (or if not so located, then upon any member of the law firm of Bryan Cave LLP, or their successor, if so located in Manhattan), to accept service of any process on Tenant’s behalf and hereby agrees that such service shall be deemed sufficient; (c) waives all objections as to venue and any and all rights it may have to seek a change of venue with respect to any such action or proceedings including any claim of forum non conveniens pursuant to any rule of common law and/or any applicable statute; (d) agrees that the laws of the State of New York shall govern in any such action or proceeding and waives any defense to any action or proceeding granted by the laws of any other country or jurisdiction unless such defense is also allowed by the laws of the State of New York; and (e) agrees that any final judgment rendered against it in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Tenant further irrevocably agrees that any action or proceeding by Tenant against Landlord in respect to any matters arising out of or in any way relating to this Lease shall be brought only in the State of New York, County of New York.

Section 37.10.(a) All of the Schedules and Exhibits attached hereto are incorporated in and made a part of this Lease, but in the event of any inconsistency between the terms and provisions of this Lease and the terms and provisions of the Schedules and Exhibits hereto, the terms and provisions of this Lease shall control. References to “Exhibits” or “Schedules” shall be to exhibits or schedules attached to this Lease except where the context otherwise requires. Wherever appropriate in this Lease, personal pronouns shall be deemed to include the other genders and the singular to include the plural. All Article, Section, Subsection and Clause references set forth herein shall, unless the context otherwise specifically requires, be deemed references to the articles, sections, subsections and clauses of this Lease. The terms “hereto,” “herein,” “hereof” and “hereunder” and words of similar import refer to this Lease generally, rather than to the Article or Section in which the terms are used, unless otherwise specifically provided. This Lease shall be construed without regard to any presumption or other rule requiring construction against the party drafting the document. References to agreements and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications that are not prohibited by the terms of this Lease. References to the Real Property, the Building, the Premises, any Tax Year, any Operating Year or any calendar year, shall be construed as if such references were followed by the words “on any part thereof or interest therein,” except where the context otherwise requires. The term “including” shall mean “including but not limited to,” except where the context otherwise requires.

(b)       If any term, covenant, condition or provision of this Lease, or the application thereof to any person or circumstance, is held to be invalid or unenforceable, then in each such event the remainder of this Lease or the application of such term, covenant, condition or provision to any other Person or any other circumstance (other than those as to which it shall be invalid or unenforceable) shall not be thereby affected, and each term, covenant, condition and provision hereof shall remain valid and enforceable to the fullest extent permitted by applicable Requirements.

(c)       All references in this Lease to the consent or approval of Landlord shall be deemed to mean the written consent or approval of Landlord and no consent or approval of Landlord shall be effective for any purpose unless such consent or approval is set forth in a written instrument executed by Landlord.

Section 37.11. This Lease shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law.

ARTICLE 38

RENT CONTROL

If at the commencement of or at any time or times during the Term of this Lease, the Rental reserved in this Lease shall not be fully collectible by reason of any Requirement, Tenant shall enter into such agreements and take such other steps (without additional material expense to Tenant) as Landlord may request and as may be legally permissible to permit Landlord to collect the maximum rents that may, from time to time during the continuance of such legal rent restriction, be legally permissible (and not in excess of the amounts reserved therefor under this Lease). Upon the termination of such legal rent restriction prior to the expiration of the Term, (a) the Rental shall become and thereafter be payable hereunder in accordance with the amounts reserved in this Lease for the periods following such termination, and (b) Tenant shall pay to Landlord, if legally permissible, an amount equal to (i) the items of Rental that would have been paid pursuant to this Lease but for such legal rent restriction, less (ii) the rents paid by Tenant to Landlord during the period or periods such legal rent restriction was in effect.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease by their respective duly authorized representatives as of the day and year first above written.

LANDLORD:

590 MADISON AVENUE, LLC, a Delaware limited liability company

By: 590 MADISON AVENUE ASSOCIATES, L.P., a Delaware limited partnership, its managing member

By: OTR-590 Madison Avenue LLC, an Ohio limited liability company, its managing partner

By:	/s/ Stephen W. Ehlers
Name: Stephen W. Ehlers
Title: Authorized Agent

TENANT:

TRAVELZOO INC., a Delaware corporation

By:	/s/ Ralph Bartel
Name: Ralph Bartel
Title: CEO

Fed. Id. No. 36-4415727

STATE OF NEW YORK )
) ss.:
COUNTY OF NEW YORK )

On the 31st day of January in the year 2008, before me, the undersigned, personally appeared Ralph Bartel, personally known to me or proved to me on the bass of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Samuel C. Bunch, Jr.
Notary Public

[Notary Stamp]

STATE OF OHIO )
) ss.:
COUNTY OF FRANKLIN )

On the 4th day of February in the year 2008, before me, the undersigned, personally appeared Stephen W. Ehlers personally known to me or proved to me on the bass of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument, and that such individual made such appearance before the undersigned in the City of Columbus and the State of Ohio.

/s/ Cynthia K. Manning
Notary Public

[Notary Stamp]

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